EXECUTION VERSION MEMBERSHIP INTEREST PURCHASE AGREEMENT by and between NORSTAN COMMUNICATIONS, INC., NXOF INTERMEDIATE HOLDINGS, INC. and BLACK BOX CORPORATION Dated as of August 17, 2018

TABLE OF CONTENTS Page ARTICLE I DEFINITIONS ............................................................................................ 1 ARTICLE II SALE AND PURCHASE ........................................................................... 12 2.1 Sale and Purchase of Shares ......................................................................... 12 2.2 Purchase Price .............................................................................................. 12 2.3 Purchase Price Adjustment ............................................................................ 13 2.4 Purchase Price Allocation .............................................................................. 16 2.5 Withholdings .................................................................................................. 16 ARTICLE III CLOSING AND DELIVERIES ................................................................... 17 3.1 Closing .......................................................................................................... 17 3.2 Deliveries by Seller ........................................................................................ 17 3.3 Deliveries by Buyer ........................................................................................ 18 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER .......................... 19 4.1 Organization and Standing; Authority of Seller ................................................ 19 4.2 Capitalization ................................................................................................. 19 4.3 Title ............................................................................................................... 20 4.4 The Subsidiary............................................................................................... 20 4.5 No Conflict; Required Filings and Consents .................................................... 20 4.6 Financial Statements...................................................................................... 21 4.7 Taxes ............................................................................................................ 22 4.8 Title to Properties........................................................................................... 24 4.9 Condition of Assets; Sufficiency ..................................................................... 24 4.10 Real Property................................................................................................. 24 4.11 Compliance with Laws ................................................................................... 24 4.12 Permits .......................................................................................................... 25 4.13 Employee Benefit Plans ................................................................................. 26 4.14 Material Contracts.......................................................................................... 27 4.15 Legal Proceedings ......................................................................................... 29 4.16 Intellectual Property ....................................................................................... 29 4.17 Insurance....................................................................................................... 31 4.18 Personnel ...................................................................................................... 31 4.19 Conduct of Business in Ordinary Course ........................................................ 32 4.20 Customers ..................................................................................................... 32 i

4.21	Accounts Receivable	32
4.22	Inventory	33
4.23	Affiliated Transactions	33
4.24	Government Contracts	33
4.25	Environmental Matters	36
4.26	No Brokers	37
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	37
5.1	Investment Intent	37
5.2	Organization and Standing	37
5.3	Authority, Validity and Effect	37
5.4	No Conflict; Required Consents	38
5.5	Independent Investigation; No Reliance	38
5.6	Financing	39
5.7	Solvency	40
5.8	Legal Proceedings	40
5.9	No Brokers	40
ARTICLE VI	COVENANTS AND AGREEMENTS	40
6.1	Interim Operations of the Company	40
6.2	Reasonable Access; Confidentiality	42
6.3	Publicity	42
6.4	Records	43
6.5	Exclusive Dealing	43
6.6	Reasonable Best Efforts; Cooperation	44
6.7	Antitrust Approvals	44
6.8	No Additional Representations	44
6.9	Employee Matters	45
6.10	Financing	46
6.11	R&W Policy	48
6.12	Insurance Policies	48
6.13	Release of Escrow	48
ARTICLE VII	CONDITIONS TO CLOSING	49
7.1	Conditions to Obligations of Seller	49
7.2	Conditions to Obligations of Buyer	49
7.3	Frustration of Closing Conditions	50
ARTICLE VIII	TERMINATION OF AGREEMENT	50

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8.1	Termination	50
8.2	Effect of Termination	51
ARTICLE IX	REMEDIES	54
9.1	Survival	54
9.2	Indemnification by Buyer	54
9.3	Indemnification by Seller	55
9.4	Exclusive Remedy	55
9.5	Limitations on Indemnification Payments to Seller Indemnitees	55
9.6	Limitations on Indemnification Payments to Buyer Indemnitees	56
9.7	Order of Recovery	57
9.8	Procedures	58
9.9	Specific Performance	61
9.10	Reserved	62
9.11	Adjustment to Purchase Price	62
9.12	Seller Parent Guarantee	62
ARTICLE X	TAX MATTERS	63
10.1	Straddle Periods	63
10.2	Cooperation; Audits; Tax Returns	63
10.3	Controversies	64
10.4	Amendment of Tax Returns; Tax Elections; Contact with Tax Authorities	65
10.5	Certain Taxes	66
10.6	Refunds and Credits	66
10.7	Consolidated Items	66
10.8	Tax Sharing Agreements	66
ARTICLE XI	MISCELLANEOUS AND GENERAL	66
11.1	Expenses	66
11.2	Successors and Assigns	67
11.3	Third Party Beneficiaries	67
11.4	Further Assurances	67
11.5	Notices	67
11.6	Captions	68
11.7	Amendment; Waiver	68
11.8	Legal Representation	68
11.9	Governing Law	69
11.10	Consent to Jurisdiction and Service of Process	69

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11.11 Waiver of Jury Trial ........................................................................................ 69 11.12 Severability .................................................................................................... 70 11.13 Construction .................................................................................................. 70 11.14 Counterparts; Electronic Transmission ........................................................... 70 11.15 Complete Agreement ..................................................................................... 71 iv

SCHEDULES Schedule 1.1 Acuity Assets Schedule 3.2(d) Resignations Schedule 4.2 Capitalization Schedule 4.3 Title Schedule 4.4 The Subsidiary Schedule 4.5(a) No Conflict Schedule 4.5(b) Required Filings and Consents Schedule 4.6(b) Company Financial Statements (GAAP Exceptions) Schedule 4.7 Taxes Schedule 4.9 Condition of Assets; Sufficiency Schedule 4.10 Real Property Schedule 4.11 Compliance with Laws Schedule 4.13 Employee Benefit Plans Schedule 4.14 Material Contracts Schedule 4.15 Legal Proceedings Schedule 4.16(a) Intellectual Property Infringement Schedule 4.16(b) Licensed Intellectual Property Schedule 4.16(c) Registered Intellectual Property Schedule 4.16(d) Third Party Licensed Intellectual Property Schedule 4.17 Insurance Schedule 4.19 Conduct of Business in Ordinary Course Schedule 4.20 Material Customers Schedule 4.23 Affiliated Transactions Schedule 4.24 Government Contracts Schedule 6.1 Interim Operations of the Company Schedule 6.1(j) Annual Budget Schedule 9.3 Indemnification EXHIBITS Exhibit A Target Working Capital Calculation and Accounting Principles Exhibit B Form of Transition Services Agreement Exhibit C Form of Restrictive Covenants Agreement Exhibit D Form of Subcontracting Agreements Exhibit E Form of Agreement Regarding Guaranties Exhibit F Form of Escrow Agreement v

MEMBERSHIP INTEREST PURCHASE AGREEMENT THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is dated as of August 17, 2018 (the “Effective Date”), by and between Norstan Communications, Inc., a Minnesota corporation (“Seller”), NXOF Intermediate Holdings, Inc., a Delaware corporation (“Buyer”), and Black Box Corporation, a Delaware corporation (“Seller Guarantor”), solely for purposes of Section 9.12 and Article XI. Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Article I. RECITALS A. As of the Effective Date, Seller is the record owner of all of the issued and outstanding membership interests (the “Shares”) of NextiraOne Federal, LLC, a Delaware limited liability company (the “Company”), and the Company is the record owner of the Subsidiary Shares (defined below). B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares upon the terms set forth in this Agreement. NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, Seller and Buyer, intending to be legally bound, hereby agree as follows: ARTICLE I DEFINITIONS For purposes of this Agreement: “Action” means any action, suit, hearing, claim, investigation, lawsuit, legal proceeding, administrative enforcement proceeding or arbitration proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before any Governmental Authority. “Acuity Assets” shall mean (a) all rights, title and interest, including right of priority in the patent application set forth on Schedule 1.1 and the subject matter disclosed and/or claimed therein, (b) all right, title and interest in those certain marks, trademark applications and trademark registrations set forth in Schedule 1.1 and (c) all Intellectual Property in connection with clause (a) and clause (b) of this definition and all Intellectual Property related to the Acuity product. “Adjustment Escrow Amount” means $3,000,000. “Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may increase or decrease over time in accordance with this Agreement and the Escrow Agreement, including any interest or other amounts earned thereon. “Affiliate” means with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. “Agreement” has the meaning set forth in the preamble.

“Agreement Regarding Guaranties” means the Agreement Related to Guaranties to be entered into by Seller, Seller Guarantor and Buyer at the Closing, substantially in the form attached hereto as Exhibit E (which form may revised by the parties hereto prior to the Closing Date to the extent necessary to reflect the guaranties of Seller Guarantor in favor of the Company or the Subsidiary that remain outstanding and in effect as of the Closing). “Alternative Financing” has the meaning set forth in Section 6.10(a). “Anti-Corruption Laws” has the meaning set forth in Section 4.11(c). “Antitrust Laws” has the meaning set forth in Section 6.7. “Arbitration Firm” has the meaning set forth in Section 2.3(c). “Balance Sheet Date” has the meaning set forth in Section 4.6(a). “Books and Records” has the meaning set forth in Section 6.4. “Break Fee” has the meaning set forth in Section 8.2(c). “Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed. “Buyer” has the meaning set forth in the preamble. “Buyer Benefit Plan” has the meaning set forth in Section 6.9(b). “Buyer Claim” has the meaning set forth in Section 9.8(b)(i). “Buyer Claim Notice” has the meaning set forth in Section 9.8(b)(i). “Buyer Indemnitees” has the meaning set forth in Section 9.3. “Cash” means, as of any time, all cash, cash equivalents and marketable securities of the Company or the Subsidiary, including all outstanding security or other deposits in cash (such outstanding security or other cash deposits collectively, the “Cash Deposits”), at such time, plus any uncleared checks, deposits or inbound wires in transit, minus any checks written (but not yet cashed) by the Company or the Subsidiary or outbound wires. “Cash Deposits” has the meaning set forth in the definition of Cash. “Claim” has the meaning set forth in Section 9.8(a). “Claim Response” has the meaning set forth in Section 9.8(a). “Claims Notice” has the meaning set forth in Section 9.8(a). “Claiming Party” has the meaning set forth in Section 9.8(c). “Closing” has the meaning set forth in Section 3.1. “Closing Date” has the meaning set forth in Section 3.1. 2

“Closing Statement” has the meaning set forth in Section 2.3(b). “Code” means the Internal Revenue Code of 1986, as amended. “Commitment Letters” has the meaning set forth in Section 5.6. “Company” has the meaning set forth in the recitals. “Company Financial Statements” has the meaning set forth in Section 4.6(a). “Competing Transaction” means (a) any acquisition or purchase of all or a material portion of the assets of, or of any equity interest in, the Company or the Subsidiary, (b) any business combination for the acquisition of the Company or the Subsidiary (whether effected by merger, consolidation, reorganization, recapitalization or otherwise) or (c) any recapitalization or any sale of any units or other equity interest in the Company or the Subsidiary, in each case with any party other than with Buyer or an Affiliate of Buyer; provided, however, that in no event will a Competing Transaction include: (i) from and after the date hereof: (A) any transaction for the acquisition or purchase of all or substantially all of the assets of any other subsidiaries or business units of Seller Guarantor other than the Company (collectively, “RemainCo”), (B) any business combination (whether effected by merger, tender offer, consolidation, reorganization, recapitalization or otherwise) for the acquisition of RemainCo or (C) any recapitalization or sale of any units or other equity securities of RemainCo; and (ii) from and after September 1, 2018, (A) any business combination (whether effected by merger, tender offer, consolidation, reorganization, recapitalization or otherwise) for the acquisition of either Seller Guarantor, as a whole (inclusive of the Company and the Subsidiary) or (B) any recapitalization of Seller Guarantor as a whole (other than any issuance of the Company’s or the Subsidiary’s membership interests or other equity securities) (each of the transactions described in clauses (i) and (ii), a “Permitted Alternative Transaction”). “Confidentiality Agreement” has the meaning set forth in Section 6.2(b). “Consent” means any consent, approval, authorization, waiver, registration, or similar permission required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby. “Consolidated Tax Return” means any Tax Return with respect to any federal, state, provincial, local, or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include the Company or the Subsidiary on the one hand, and Seller or any of its Affiliates (other than the Company and the Subsidiary) on the other hand. “Continuing Employee” has the meaning set forth in Section 6.9(a). “Contracts” means all contracts, subcontracts, indentures, notes, bonds (including surety bonds), loans, instruments, mortgages, franchises, leases, licenses, agreements or other legally binding understandings or arrangements (including any amendments and other modifications thereto). 3

“Debt Commitment Letter” has the meaning set forth in Section 5.6. “Debt Financing” means the debt financing to be provided pursuant to the Debt Commitment Letter. “Debt Financing Sources” means the Persons that are party to the Debt Commitment Letter (including any amendments thereto) that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto. “Dispute Notice” has the meaning set forth in Section 9.8(b)(i). “Dispute Period” has the meaning set forth in Section 9.8(b)(i). “Effective Date” has the meaning set forth in the preamble. “Employee Plans” has the meaning set forth in Section 4.13(a). “Environmental Laws” means any Laws relating to pollution or the protection of the environment, worker safety and health, public health as relating to environmental hazards, and product-related environmental matters. “Equity Commitment Letter” has the meaning set forth in Section 5.6. “Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letter. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. “Escrow Agent” means Citibank, N.A. or its successor under the Escrow Agreement. “Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and the Escrow Agent at the Closing, substantially in the form attached hereto as Exhibit F. “Estimated Indebtedness” has the meaning set forth in Section 2.3(a). “Estimated Transaction Expenses” has the meaning set forth in Section 2.3(a). “Estimated Working Capital” has the meaning set forth in Section 2.3(a). “Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, import and anti-boycott controls, including, without limitation, the International Traffic in Arms Regulations, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation. “Final Adjustment Determination Date” has the meaning set forth in Section 2.3(c). “Final Allocation” has the meaning set forth in Section 2.4(b). 4

“Final Cash” has the meaning set forth in Section 2.3(b). “Final Indebtedness” has the meaning set forth in Section 2.3(b). “Final Transaction Expenses” has the meaning set forth in Section 2.3(b). “Final Working Capital” has the meaning set forth in Section 2.3(b). “Financing” means the Debt Financing and the Equity Financing. “Fundamental Reps” means the representations and warranties set forth in Sections 4.1 (Organization and Standing; Authority of Seller); 4.2 (Capitalization); 4.3 (Title); 4.4 (the Subsidiary); 4.9(b) (Sufficiency); and 4.26 (No Brokers). “GAAP” means United States generally accepted accounting principles. “General Enforceability Exceptions” has the meaning set forth in Section 4.1. “Governmental Authority” means any United States or non-United States government or political subdivision, whether federal, state, local, municipal or foreign, or any agency, department, commission, board, bureau, instrumentality, court, tribunal or arbitral or judicial body (including any grand jury) of any such government or political subdivision. “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, or other similar arrangement of any kind, between the Company or the Subsidiary, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand, which is a current Government Contract or under which the Company has received final payment within three years prior to the date of this Agreement. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates. “Hazardous Substances” means any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous or as a pollutant or contaminant under any Environmental Laws (including, without limitation, substances defined as “hazardous substances”, “hazardous materials”, “hazardous waste” or “pollutant or contaminant” in the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Water Drinking Act, or comparable state and local statutes or in the regulations pursuant to said statutes). “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. “Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage and other amounts, in each case payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement or the repayment on the Closing) arising under, any obligations of the Company or the Subsidiary in 5 respect of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes, debt securities or other similar instruments; (c) any obligations as lessee under any financing leases or any leases that are required under GAAP to be treated as capital leases; (d) all obligations arising out of reimbursement obligations under drawn but unreimbursed letters of credit issued for the Company’s or the Subsidiary’s account; (e) obligations for which the Company or the Subsidiary is obligated pursuant to any hedging, swap or similar arrangement (valued at the termination value thereof); (f) all obligations arising from installment purchases of property or representing the deferred purchase price of property, goods or services for which the Company or the Subsidiary is liable, contingently or otherwise; (g) all accrued and unpaid Taxes; (h) all Past Due Trade Accounts Payable, (i) accrued but unpaid bonus compensation (including an amount equal to $550,000 with respect to annual performance-related bonuses, which reflects an agreed allocation of the year-to-date annual performance-related bonuses), including the employer portion of employment or payroll Taxes due thereon; (j) all accrued restructuring amounts not yet paid, including the employer portion of employment or payroll Taxes due with respect to any compensation contained in such restructuring amounts; (k) all deferred revenue and customer prepayments; (l) all intercompany Indebtedness between the Seller or any of its Affiliates (other than the Company or the Subsidiary), on the one hand, and the Company or the Subsidiary, on the other hand; (m) all obligations of the type referred to in clauses (a) through (l) above (i) that are secured by any Lien on the assets of the Company or the Subsidiary or (ii) for which the Company or any Subsidiary is obligated pursuant to any guaranty. Indebtedness will not include undrawn letters of credit, or any indebtedness incurred by, on behalf of, or at the direction of, Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement. “Indemnification Basket” has the meaning set forth in Section 9.6(a). “Indemnifying Party” has the meaning set forth in Section 9.8(c). “Indemnitees” means the Buyer Indemnitees or the Seller Indemnitees, as the context requires. “Information Memorandum” has the meaning set forth in Section 6.8. “Initial Allocation Statement” has the meaning set forth in Section 2.4(a). “Initial Purchase Price” has the meaning set forth in Section 2.2(a). “Intellectual Property” means all of the following: (a) all trademarks and service marks (registered or unregistered), trade dress, trade names and other names, slogans and indicia of origin, all registrations or applications for registration in any jurisdiction of any of the foregoing and all goodwill associated therewith; (b) all patents, patent applications, inventions, discoveries, ideas and technology including re-issues, continuations, divisions, continuations-in- part, renewals and extensions; (c) all trade secrets, know how, proprietary information, methods, techniques, processes and methodologies; (d) all works of authorship, writings, designs, computer programs, software and other works, all copyrights therein and thereto and applications and registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) all databases and all database rights; (f) all internet websites, domain names and applications and registrations pertaining thereto; and (g) all other intellectual property rights. “Inventory” has the meaning set forth in Section 4.22. 6

“IRS” means the United States Internal Revenue Service. “IT Systems” has the meaning set forth in Section 4.16(k)(i). “Law” means any federal, state, local, foreign or other law (including common law), statute, code, ordinance, regulation, rule, regulatory or administrative guidance, order, constitution, treaty, or other restriction or other published authority or guidance of any Governmental Authority. “Leased Real Property” has the meaning set forth in Section 4.10. “Liens” means any mortgage, lien, security interest, option, pledge, deposit, charge, claim, contractual restriction, easement, hypothecation, restriction or other similar encumbrance, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership. “Losses” has the meaning set forth in Section 9.2. “Lower Working Capital Target” means $22,000,000. “Material Adverse Effect” means, with respect to Seller or Buyer, as applicable, any effect, change, condition, occurrence, event, circumstance, result, state of facts or development that, individually or in the aggregate, (1) materially and adversely affects, or prevents or materially delays, the ability of Seller or Buyer, as applicable, to perform its respective obligations under, and consummate the transactions contemplated by, this Agreement, or (2) has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise), taken as a whole, of: (a) in the case of Seller, the Company and the Subsidiary, taken as a whole; and (b) in the case of Buyer, Buyer; but, in the case of clause (2) only, none of the following, either alone or in combination, shall be deemed to constitute a Material Adverse Effect: any effect, condition, change, occurrence, event, circumstance, result, state of facts or development: (i) resulting from general economic, political, financial, banking, credit or securities market conditions including any disruption thereof and any interest or exchange rate fluctuations; (ii) resulting from the announcement of this Agreement or the transactions contemplated hereby; (iii) resulting from any changes in applicable Laws or accounting rules by which the Company or the Subsidiary or the Buyer (or any of their respective assets or properties) is bound; (iv) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics; (v) arising out of any action taken with the express written consent of the other party hereto; or (vi) any decline in the market price or trading volume of Seller Guarantor’s common stock, in and of itself; provided, that the exception in this clause (vi) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline from being taken into account in determining whether there has been a Material Adverse Effect of Seller; provided further, that any effect, change, condition, occurrence, event, circumstance, result, state of facts or development referred to in clauses (i), (iii) or (iv) may be taken into account in determining whether a “Material Adverse Effect” has occurred if such effect, change, condition, occurrence, event, circumstance, result, state of facts or development has a disproportionate effect on the Company and the Subsidiary, or the Buyer, as applicable, relative to other companies operating in the industries or markets in which the Company and the Subsidiary, or the Buyer, as applicable, operate. 7

“Material Contracts” has the meaning set forth in Section 4.14(a). “Material Customers” has the meaning set forth in Section 4.20. “Material Suppliers” has the meaning set forth in Section 4.20. “Net Working Capital” has the meaning set forth on Exhibit A. “Notice” has the meaning set forth in Section 9.8(b)(i). “OFAC” has the meaning set forth in the definition of Sanctions Laws. “Order” means any order, judgment, ruling, injunction, assessment, award, decree, decision or writ of, or any settlement or agreement with, any Governmental Authority. “Organizational Documents” has the meaning set forth in Section 4.1. “Outstanding Claims” means, as of a particular date, any pending Claims by, or payments for Losses due to Buyer Indemnitees for which a Claims Notice has been given in accordance with the requirements of this Article IX. “Past Due Trade Accounts Payable” means, as of any time, (a) amounts listed as one or more days past due within the AP Aging report in the form, and in accordance with the methodology, set forth on Exhibit A (excluding intercompany invoices) and (b) accrued AP invoices that are unvouched and one or more days past due based on the terms of the applicable invoice. “Permits” means any license, permit, authorization, certificate of authority, consent, waiver, qualification or similar document, right or authority that has been issued or granted by any Governmental Authority. “Permitted Alternative Transaction” has the meaning set forth in the definition of Competing Transaction. “Permitted Liens” means: (a) Liens solely related to Indebtedness which will be released at Closing; (b) Liens for Taxes, assessments, reassessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings, and for which appropriate reserves have been established in accordance with GAAP; (c) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of law if the underlying obligations are not delinquent; and (d) with respect to the Leased Real Property: (i) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects; and (ii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause (d) will individually or in the aggregate materially impair the continued ownership (to the extent applicable), use and operation of the property to which they relate in the business of the Company or the Subsidiary as presently conducted. “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority. 8

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date. “Privileged Communications” has the meaning set forth in Section 11.8(a). “Purchase Price” has the meaning set forth in Section 2.2(a). “R&W Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy, policy number 18126484, issued by AIG Specialty Insurance Company, under which Buyer and the Buyer Indemnitees are named or additional insureds. “Real Property” means all real (immovable) property and interest in real (immovable) property, real (immovable) property leaseholds and real (immovable) property subleaseholds, all buildings and other improvements thereon and all appurtenances related thereto. “Real Property Leases” has the meaning set forth in Section 4.10. “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance or pollutant or contaminant). “RemainCo” has the meaning set forth in the definition of Competing Transaction. “Representatives” of any Person shall mean the directors, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person. “Required Financial Information” has the meaning set forth in Section 6.10(b). “Resolved Items” has the meaning set forth in Section 2.3(c). “Response Period” has the meaning set forth in Section 9.8(a). “Responsible Party” has the meaning set forth in Section 9.8(c). “Restrictive Covenants Agreement” has the meaning set forth in Section 3.2(j). “Reviewing Party” has the meaning set forth in Section 2.4(b). “Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine). “Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; the EU Consolidated List of Designated Parties, maintained by the 9

European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); and the UN Consolidated List, maintained by the UN Security Council Committee; (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) so as to subject the Person to sanctions; or (iii) any Person that is organized, resident, or located in a Sanctioned Country. “Sanctioned Target” has the meaning set forth in Section 4.11(d). “Sanctions Laws” means all U.S. and non-U.S. Laws, regulations, embargoes or restrictive measures relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Authority. “Schedules” means the disclosure schedules delivered by or on behalf of the Company or Seller, as applicable, prior to or concurrently with the execution and delivery of this Agreement. “Section 338(h)(10) Election” has the meaning set forth in Section 10.4(b). “Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any Taxing Authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include any "Statement of Section 338 Election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations Sections 1.338-1 and 1.338(h)(10)-1 to be submitted to the IRS in connection with a Section 338(h)(10) Election. “Securities Act” means the Securities Act of 1933, as amended. “Seller” has the meaning set forth in the preamble. “Seller Allocation Notice” has the meaning set forth in Section 2.4(b). “Seller Indemnitees” has the meaning set forth in Section 9.2. “Seller Guarantor” has the meaning set forth in the preamble. “Seller’s Knowledge” means the actual knowledge after reasonable inquiry of Jason L. Alexander, Tamara Cotto, Christopher J. Meilhammer, Jeffrey D. Murray, Elizabeth Steffick, Jeffrey Whitlock, David J. Russo, Lynn Howell, Gregory Nicholson, Joel T. Trammell and Brian D. Fisher. “Seller Taxes” means the following amounts, whenever assessed or levied and regardless of the Person in charge of payment or collection, except in each case to the extent included in the definition of Indebtedness: (i) all Taxes of the Company and the Subsidiary for a Pre-Closing Tax Period, (ii) Seller’s share of any Transfer Taxes in accordance with Section 10.5, (iii) any several liability of the Subsidiary under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations with respect to a Consolidated Tax Return for any Pre-Closing Tax Period, and (iv) all Taxes of any Person imposed on the Company or the Subsidiary as a transferee or successor, by Contract or 10 pursuant to any Law (excluding Taxes arising as a result of any commercial Contracts not primarily relating to Taxes), which Taxes relate to events or transactions occurring prior to the Closing. “Shares” has the meaning set forth in the recitals. “Subcontracting Agreements” has the meaning set forth in Section 3.2(g). “Subsidiary” means Mutual Telecom Services Inc., a Delaware corporation and wholly- owned subsidiary of the Company. “Subsidiary Shares” means, collectively, all of the issued and outstanding equity of the Subsidiary. “Tax” means any foreign, federal, state, local and other income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, occupancy, transfer, fuel, franchise, capital stock, net worth, earnings, profits, registration, license, lease, service, service use, parking, withholding, payroll, employment, excise, severance, stamp, occupation, premium, unemployment compensation, workers’ compensation, social security, retirement, pension plan, property, unclaimed property, real property, escheat, personal property, intangible property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge in the nature of a tax (including any amounts resulting from the failure to file any Tax Return), together with any interest, penalties or additions to tax imposed by any Taxing Authority. “Tax Claim” means any inquiries, audits, investigations, assessments, reassessments or any other proceedings or similar events conducted by a Taxing Authority with respect to Taxes of the Company or the Subsidiary. “Tax Rep” has the meaning set forth in Section 9.1(b). “Tax Returns” means all Tax returns, amended returns, information returns, statements, information statements, reports, worksheets, declarations, estimates, schedules, notices, notifications, elections, certificates or other documents or information and forms required to be filed or submitted to any Taxing Authority, including any claims for refunds of Taxes and any attachments thereto, amendments of or supplements of any of the foregoing. “Taxing Authority” means any Governmental Authority responsible for the determination, assessment, collection, payment, administration, implementation or enforcement of, or compliance with, any Tax. “Termination Date” has the meaning set forth in Section 8.1(b). “Termination Fee” has the meaning set forth in Section 8.2(b). “Third Party Claim” has the meaning set forth in Section 9.8(c). “Transaction Documents” means all agreements and documents contemplated hereby to be executed and delivered by the parties, including the Subcontracting Agreements, the Transition Services Agreement, the Restrictive Covenants Agreement, the Agreement Regarding Guaranties and the Escrow Agreement. 11

“Transaction Expenses” means, to the extent incurred prior to, and remaining unpaid as of, the Closing, the amount of (i) all fees, costs and expenses of the Company and the Subsidiary incurred by or on behalf of, or to be paid by, the Company or the Subsidiary in connection with the transactions contemplated by this Agreement; (ii) all bonus, incentive and change in control or retention payments payable to employees, officers or directors of the Company or the Subsidiary (including, for the avoidance of doubt, both the portion thereof payable at or prior to the Closing and any portion thereof payable following the Closing), together with the employer-paid portion of any employment and payroll Taxes due thereon, which become payable or due as a result of the transactions contemplated by this Agreement and only if triggered without the requirement of any further action by the Company or the Subsidiary following the Closing (including any termination of employment); provided that in no event will Transaction Expenses include any fees, expenses or other liabilities to the extent incurred by or at the direction of Buyer or any of its Affiliates or relating to Buyer’s or its Affiliates’ financing, including obtaining any consent or waiver relating thereto, for the transactions contemplated by this Agreement or any other liabilities or obligations incurred or arranged by or on behalf of Buyer and its Affiliates in connection with the transactions contemplated by this Agreement, including any fees payable to any financing institution or lender or the Company’s accountants on behalf of Buyer or its Affiliates; (iii) the total premiums and associated surplus line Taxes paid or payable with respect to the R&W Policy, in an aggregate amount not to exceed $400,000, and (iv) 50% of the aggregate amount of any filing fees payable in connection with any filings required to be made in connection herewith under the Antitrust Laws. “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement. “Transition Services Agreement” has the meaning set forth in Section 3.2(f). “Unresolved Disputed Items” has the meaning set forth in Section 2.3(c). “Upper Working Capital Target” means $26,000,000. “Working Capital Overage” means the amount by which Net Working Capital exceeds the Upper Working Capital Target. “Working Capital Underage” means the amount by which Net Working Capital is less than the Lower Working Capital Target. ARTICLE II SALE AND PURCHASE 2.1 Sale and Purchase of Shares. At the Closing, Seller shall sell, assign and transfer to Buyer all of the Shares, free and clear of all Liens and Buyer shall pay and deliver, or cause to be paid and delivered, the Purchase Price to, or for the benefit of, Seller and take the other actions described in this Article II. 2.2 Purchase Price. (a) In full consideration for the transfer of the Shares, Buyer shall pay or cause to be paid to, or for the benefit of, Seller at the Closing an aggregate amount equal to $75,000,000 (such amount, the “Initial Purchase Price”), increased by (i) any 12

Working Capital Overage, decreased by (ii) any Working Capital Underage, decreased by (iii) Estimated Indebtedness, and decreased by (iv) Estimated Transaction Expenses (as finally adjusted in accordance with Section 2.3, the “Purchase Price”). (b) Shares. At the Closing, an amount equal to the Purchase Price, less the Adjustment Escrow Amount, will be paid to, or for the benefit of, Seller in accordance with the funds flow statement prepared by Seller and provided to Buyer at least five Business Days prior to the Closing, payable in cash by bank wire transfer of immediately available funds to an account or accounts designated by Seller at least five Business Days prior to the Closing. (c) At the Closing, the Buyer will deliver or cause to be delivered to the Escrow Agent by wire transfer of immediately available funds to an account or accounts designated by the Escrow Agent at least five Business Days prior to the Closing, a cash amount equal to the Adjustment Escrow Amount (to be held in the Adjustment Escrow Fund). (d) Cash. Immediately prior to the Closing, Seller will use reasonable best efforts to sweep the Cash that is not otherwise required for the continued operation of the business of the Company and the Subsidiary on the Closing Date. 2.3 Purchase Price Adjustment. (a) Estimated Statement. At least five Business Days (or such other number of days as may be mutually agreed by the Buyer and Seller) prior to the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer a good faith estimate of (i) the Net Working Capital prepared in accordance with GAAP, as expressly modified by the principles set forth on Exhibit A (such estimate, the “Estimated Working Capital”), (ii) the Indebtedness (the “Estimated Indebtedness”), and (iii) the Transaction Expenses, in each case, as of the close of business on the Business Day immediately prior to the Closing Date (the “Estimated Transaction Expenses”). As contemplated by Section 2.2(a), if the Estimated Working Capital is less than the Lower Working Capital Target, then the Initial Purchase Price will be reduced by the amount of such shortfall, subject to further adjustment as provided in this Section 2.3. As contemplated by Section 2.2(a), if the Estimated Working Capital is greater than the Upper Working Capital Target, then the Initial Purchase Price will be increased by the amount of such excess, subject to further adjustment as provided in this Section 2.3. As contemplated by Section 2.2(a), If the Estimated Working Capital is equal to or greater than the Lower Working Capital Target and also equal to or lower than the Upper Working Capital Target, then the Initial Purchase Price will not be adjusted pursuant to this Section 2.3(a), but will be subject to adjustment as otherwise provided in this Article II. (b) Closing Statement. Within 45 days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Closing Statement”), setting forth (i) the actual Net Working Capital, prepared in accordance with GAAP, as expressly modified by the principles set forth on Exhibit A (the “Final Working Capital”), (ii) an amount equal to (A) the actual Cash less (B) the amount of aggregate Cash Deposits included in the calculation of Cash that exceeds $200,000, if any (such amount, the “Final Cash”), (iii) the actual Indebtedness (the “Final Indebtedness”), and (iv) the actual Transaction Expenses (the “Final 13

Transaction Expenses”), in each case, as of the close of business on the Business Day immediately prior to the Closing Date. (c) Dispute. Within 30 days following receipt by Seller of the Closing Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement. If Seller does not notify Buyer of a dispute with respect to the Closing Statement within such 30-day period, or if Seller otherwise earlier notifies Buyer in writing that the Seller has no disputes or objections to the Closing Statement, then such Closing Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 15 days after Seller advises Buyer of Seller’s objections, then Buyer and Seller jointly shall engage and submit to Deloitte & Touche LLP (the “Arbitration Firm”) any items that remain in dispute with respect to the notice of dispute (the “Unresolved Disputed Items”). The parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Buyer and Seller during such 15-day period of negotiations and any subsequent dispute arising therefrom. If the Seller and Buyer resolve some or all of such items that are the subject of such dispute within the foregoing time period (the disputed items so resolved during such period, the “Resolved Items”) they will document their resolution in a writing signed by each of them, and such Resolved Items will be final, conclusive and binding on the parties. As promptly as practicable thereafter, Buyer and Seller shall each prepare and submit a presentation to the Arbitration Firm. Buyer and Seller will use their respective reasonable best efforts to cause the Arbitration Firm to resolve the dispute with respect to the Unresolved Disputed Items as soon as practicable thereafter, but in any event within 30 days after the date on which the Arbitration Firm receives the presentations by Buyer and Seller. For the avoidance of doubt, the Arbitration Firm may look to and resolve only such Unresolved Disputed Items as were submitted to the Arbitration Firm for resolution and no other items. There shall be no ex parte communications between any party (or its Representatives) and the Arbitration Firm. In resolving any disputed item, the Arbitration Firm may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller or less than the smallest value for such item claimed by Buyer or the Seller, in each case, in the presentations by Buyer and Seller. The costs of any dispute resolution pursuant to this Section, including the fees and expenses of the Arbitration Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Arbitration Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Arbitration Firm at the time the determination of such firm is rendered on the merits of the matters submitted. Absent fraud, all determinations made by the Arbitration Firm will be final, conclusive and binding on the parties. (d) Access. For purposes of complying with the terms set forth in this Section 2.3, Buyer and Seller shall, and shall cause the Company and the Subsidiary to, reasonably cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, and shall permit access to its personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes thereunder. 14

(e) Adjustment. Within two Business Days after the date on which the Final Working Capital, Final Cash, Final Indebtedness, and Final Transaction Expenses are finally determined pursuant to Section 2.3(c) (the “Final Adjustment Determination Date”), Seller and Buyer shall jointly determine the amount by which the Initial Purchase Price would have been adjusted pursuant to Section 2.3(a) had (A) Final Working Capital (as finally determined pursuant to Section 2.3(c)) been substituted for Estimated Working Capital at the Closing, (B) the lesser of (1) Final Cash (as fully determined pursuant to Section 2.3(c)) or (2) $500,000 been added to the Purchase Price at the Closing, (C) Final Indebtedness (as fully determined pursuant to Section 2.3(c)) been substituted for Estimated Indebtedness at the Closing, and (D) Final Transaction Expenses (as fully determined pursuant to Section 2.3(c)) been substituted for Estimated Transaction Expenses at the Closing. (i) If such substitutions or additions would have resulted in a Purchase Price that is less than the Purchase Price that was paid on the Closing Date, then Seller and Buyer shall, within five Business Days after the Final Adjustment Determination Date, jointly instruct the Escrow Agent to disburse from the Adjustment Escrow Fund by wire transfer of immediately available funds (i) to the Buyer, the amount of such shortfall, and (ii) immediately thereafter (A) to Seller, if Seller or its Affiliates have consummated a Permitted Alternative Transaction on or prior to the Final Adjustment Determination Date, the amount remaining, if any, in the Adjustment Escrow Fund, or (B) to Seller, if Seller or its Affiliates have not consummated a Permitted Alternative Transaction on or prior to the Final Adjustment Determination Date, the amount by which the Adjustment Escrow Fund (after the payment to the Buyer of the amount contemplated by the foregoing clause (i)) exceeds $1,000,000, in each case by bank wire transfer of immediately available funds to the accounts designated in writing by the applicable party. If the Adjustment Escrow Fund is insufficient to cover the entire amount payable to the Buyer pursuant hereto, then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to the Buyer as provided in the Escrow Agreement, and the Seller, within five Business Days after the Final Adjustment Determination Date, shall pay an amount to the Buyer equal to the amount of such deficiency by bank wire transfer of immediately available funds. (ii) If such substitutions and additions would have resulted in a Purchase Price that is greater than the Purchase Price that was paid on the Closing Date, then, within five Business Days after the Final Adjustment Determination Date, (i) Buyer shall pay, or cause to be paid, to Seller, an amount in cash equal to such excess and (ii) the Seller and the Buyer shall jointly instruct the Escrow Agent to disburse to the Seller, (A) if Seller or its Affiliates have consummated a Permitted Alternative Transaction on or prior to the Final Adjustment Determination Date, all funds remaining, if any, from the Adjustment Escrow Fund or (B) if Seller or its Affiliates have not consummated a Permitted Alternative Transaction on or prior to the Final Adjustment Determination Date, the amount by which the Adjustment Escrow Fund exceeds $1,000,000, in each case, by bank wire transfer of immediately available funds to the accounts designated in writing by Seller to Buyer or to the Escrow Agent. (iii) If such substitutions or additions would have resulted in a Purchase Price that is equal to the Purchase Price that was paid on the Closing 15

Date, then there will be no adjustment to Purchase Price pursuant to this Section 2.3(e). (iv) For the avoidance of doubt, all payments made pursuant to this Section 2.3 will be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law. 2.4 Purchase Price Allocation. (a) The parties agree that the Purchase Price (and any assumed liabilities as determined for Tax purposes) paid to Seller will be allocated among the assets of the Company for all income Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. As soon as practicable (and in any case within 75 days) following the Final Adjustment Determination Date and prior to the filing of any Tax Return which includes information related to the transactions contemplated by this Agreement, Buyer shall prepare and deliver to Seller a draft copy of IRS Form 8954 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Purchase Price (and other amounts to be treated as consideration for Tax purposes) in a manner consistent with the preceding sentence for Seller’s review and comment. (b) Within 30 days after the date of the delivery by Buyer to Seller of the Asset Acquisition Statement, Seller may deliver written notice to Buyer (the “Seller Allocation Notice”) of any proposed changes to such allocations in the Asset Acquisition Statement. Should Seller timely deliver a Seller Allocation Notice, Seller and Buyer shall negotiate in good faith to resolve any disputed items set forth therein and shall reduce such agreement, if any, to writing, and the allocations in the Asset Acquisition Statement as revised to reflect such agreement shall be the “Final Allocation”. Should the parties fail to resolve any disputed items within 30 days of timely delivery of a Seller Allocation Notice, the parties shall submit the disagreement to resolution by a mutually agreed upon accounting firm (the “Reviewing Party”), and the Reviewing Party shall determine (based solely upon representations of the Buyer and Seller and not by independent review) only those matters in dispute, and will render a written report as to the disputed matters and the resulting allocation, which report shall be conclusive and binding upon the parties and shall become the “Final Allocation.” The fees, expenses and costs of the Reviewing Party shall be borne by the parties in inverse proportion to how each party prevails in the dispute, as determined by the Reviewing Party. (c) Buyer, Seller and each of their respective Affiliates shall prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns (including IRS Form 8594, Asset Acquisition Statement Under Section 1060) on a basis consistent with the Final Allocation, as finally determined pursuant to this Section 2.4, unless otherwise required by applicable Law. Any amounts paid between the parties that are treated as an adjustment to the Purchase Price for applicable Tax purposes shall be taken into account and reported in a manner consistent with the Final Allocation, as finally determined pursuant to this Section 2.4. 2.5 Withholdings. Each of the Buyer, the Company and the Subsidiary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to such payment 16 under applicable Law; provided, however, if the Buyer determines that an amount is required to be deducted and withheld with respect to any amounts payable (other than as compensation), the Buyer shall use commercially reasonable efforts to provide the Seller with written notice of its intent to deduct and withhold and to provide the Seller with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding, and the Buyer shall reasonably cooperate with the Seller to eliminate or reduce the basis for such deduction or withholding. Any amounts so deducted and withheld shall be timely paid over to the appropriate Governmental Authority and, to the extent so deducted and paid over to the appropriate Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. ARTICLE III CLOSING AND DELIVERIES 3.1 Closing. The consummation of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing), which shall in no event be before the 10 th Business Day following the Effective Date, or on such other date or at such other time and place as the parties hereto mutually agree in writing (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The effective time of the Closing will be 12:01 a.m. Eastern Time on the Closing Date. 3.2 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following items: (a) assignment of the Shares, in a form reasonably acceptable to Buyer, duly executed by Seller; (b) termination statements under the Uniform Commercial Code and other instruments evidencing extinguishment and release of all security interests encumbering the Shares and any assets of the Company and the Subsidiary, in form and substance reasonably acceptable to Buyer; (c) a certificate from an officer of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, to the effect that, with respect to Seller, the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(f) have been satisfied; (d) written resignations of the directors, managers and certain officers of the Company and the Subsidiary set forth on Schedule 3.2(d); (e) original corporate record books, stock record books or member lists, as applicable, of the Company and the Subsidiary to the extent not in the possession of the Company or the Subsidiary as of the Closing; (f) a transition services agreement, substantially in the form attached hereto as Exhibit B, duly executed by the Company and Seller (the “Transition Services Agreement”); 17

(g) subcontracting agreements, substantially in the forms attached hereto as Exhibit D, each duly executed by Seller and the Company (the “Subcontracting Agreements”); (h) a counterpart to the Escrow Agreement, duly executed by the Seller; (i) a counterpart to the Agreement Regarding Guaranties, duly executed by Seller and Seller Guarantor; (j) a restrictive covenants agreement, by and among Buyer, the Company and Seller Guarantor, in the form attached hereto as Exhibit C (the “Restrictive Covenants Agreement”), duly executed by the Company and Seller Guarantor; and (k) a certificate, signed under penalties of perjury and otherwise meeting the requirements of Treasury Regulation Section 1.1445.2(b) that Seller is not a foreign person. 3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following items: (a) the Purchase Price, paid to the Seller in accordance with the wire instructions provided to the Buyer pursuant to Section 2.2(b); (b) the certificate of incorporation of Buyer, certified as of a recent date by the Secretary of State of Delaware, and a copy of the bylaws of Buyer, certified by an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity; (c) a certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Buyer in such jurisdiction; (d) a counterpart to the Escrow Agreement, duly executed by the Buyer; (e) a counterpart to the Agreement Regarding Guaranties, duly executed by Buyer; (f) a counterpart to the Restrictive Covenants Agreement, duly executed by Buyer; and (g) a certificate of an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied. 18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER Except as set forth on the corresponding sections or subsections of the applicable Schedules, (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule if and only to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other sections or subsections of such other Schedule or Schedules) Seller represents and warrants to Buyer as follows: 4.1 Organization and Standing; Authority of Seller. The Seller, the Company and the Subsidiary are each duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and have full power and authority to own, lease and operate their respective properties and to carry on their respective business as they are now being conducted. The Seller, the Company and the Subsidiary are each duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing, individually, or in the aggregate, has not adversely affected, and would not reasonably be expected to adversely affect the businesses of the Seller, the Company and the Subsidiary in any material respect. Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of Seller. This Agreement has been, and upon their execution, each T ransaction Document to which Seller will be a party will be, duly and validly executed and delivered by Seller and, assuming the due execution and delivery thereof by Buyer, constitutes or upon their execution will constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with its terms, except as limited by: (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (the immediately preceding clauses (a) and (b), collectively, the “General Enforceability Exceptions”). The Seller has made available to the Buyer true and complete copies of the Company’s and the Subsidiary’s certificate of incorporation, certificate of formation, operating agreement or bylaws (or equivalent organizational documents) in effect as of the date of this agreement (the “Organizational Documents”). Neither the Company nor the Subsidiary is in violation of any provision of such Organizational Documents. 4.2 Capitalization. The Shares constitute all of the authorized and issued and outstanding equity of the Company. All Shares are duly authorized and validly issued and are fully paid and non-assessable, were not issued in violation of applicable Law, the Organizational Documents of the Company or any other contract or arrangement by and among the Company and the Seller or to which the Company is bound, including any applicable preemptive right, and except as set forth on Schedule 4.2, are free and clear of all Liens. All Shares are uncertificated. The Company has not issued any equity or membership interests other than the Shares and there are no: (a) existing or outstanding rights, Contracts of any character or securities with equity features or convertible, exercisable or exchangeable into membership interests of the Company; (b) options, warrants, calls, puts, purchase rights, preemptive rights, exchange rights, rights of first refusal, subscriptions or other rights, agreements or commitments obligating the Company to issue, repurchase, transfer or sell any shares of its membership interests; (c) stock appreciation, phantom stock, profit participation or similar rights with respect 19 to the Company; or (d) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares or membership interests. No Person has been granted any agreement or option, or any right or option, for the purchase, subscription, allotment or issue of any equity securities or membership interests of the Company. 4.3 Title. Except as set forth on Schedule 4.3, Seller: (a) is the record and beneficial owner of the Shares; (b) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Shares to Buyer, free and clear of all Liens, other than as set forth in the following sentence; and (c) has good and valid title to the Shares, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, Buyer will acquire valid title to the Shares, free and clear of all Liens, other than Liens created by Buyer. 4.4 The Subsidiary. (a) The Subsidiary is the only Person in which the Company owns, directly or indirectly, any equity interest, membership interest or other interest and the Subsidiary does not own any equity interest, membership interest, or other interest in any Person. (b) Except as set forth on Schedule 4.4, the Company owns all issued and outstanding Subsidiary Shares free and clear of all Liens. All Subsidiary Shares are duly authorized and validly issued and are fully paid and non-assessable, were not issued in violation of applicable Law, the Organizational Documents of the Subsidiary or any other contract or arrangement by and among the Subsidiary and the Company or to which the Subsidiary is bound, including any applicable preemptive right. The Subsidiary has not issued any equity or membership interests other than the Subsidiary Shares and there are no: (a) existing or outstanding rights, Contracts of any character or securities with equity features or convertible, exercisable or exchangeable into membership interests of the Subsidiary; (b) options, warrants, calls, puts, purchase rights, preemptive rights, exchange rights, rights of first refusal, subscriptions or other rights, agreements or commitments obligating the Subsidiary to issue, repurchase, transfer or sell any shares of its membership interests; (c) stock appreciation, phantom stock, profit participation or similar rights with respect to the Subsidiary; or (d) voting trusts or other agreements or understandings to which the Subsidiary is a party or by which the Subsidiary is bound with respect to the voting, transfer or other disposition of its shares or membership interests. No Person has been granted any agreement or option, or any right or option, for the purchase, subscription, allotment or issue of any equity securities or membership interests of the Subsidiary. 4.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Transaction Documents by Seller, the consummation by Seller of the transactions contemplated hereby and thereby, and the compliance by Seller with any of the provisions hereof or thereof, do not and will not: (i) conflict with or result in a breach of any provisions of the Organizational Documents of Seller, the Company or the Subsidiary; (ii) except as set forth on Schedule 4.5(a), constitute or result in the breach of any term, condition or provision of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant 20 to, or give rise to any right of termination, cancellation, acceleration or amendment with respect to, or result in the creation or imposition of a Lien upon any property or assets of Seller, the Company or the Subsidiary pursuant to any note, bond, mortgage, indenture or Contract to which any of them is a party or by which any of them or their respective properties or assets may be subject, and that would, individually or in the aggregate, be material to the Seller, or the Company and the Subsidiary, taken as a whole; or (iii) violate any Order or Law applicable to Seller, the Company or the Subsidiary or any of their respective properties or assets. (b) Except as set forth on Schedule 4.5(b) or Schedule 4.24, no Consent is required to be obtained by Seller or the Company for the consummation by Seller of the transactions contemplated by this Agreement that if not obtained would, individually or in the aggregate, be material to the Seller, or the Company and the Subsidiary, taken as a whole or that would prevent or materially delay, the ability of Seller to perform its obligations under, and consummate the transactions contemplated by, this Agreement and the Transaction Documents. 4.6 Financial Statements. (a) Copies of the following financial statements have been provided to Buyer: the unaudited consolidated management-reviewed balance sheets of the Company and the Subsidiary as of March 31, 2018 (the “Balance Sheet Date”) and March 31, 2017, and the related unaudited consolidated management-reviewed statements of operations for the calendar years then ended, together with the notes thereto (the “Company Financial Statements”). (b) Except as set forth on Schedule 4.6(b), the Company Financial Statements have been prepared by management of the Company in accordance with GAAP applied on a consistent basis through the periods covered thereby (except as otherwise noted therein and subject, in the case of any unaudited financial statements, to normal and recurring year-end adjustments and the absence of footnotes, the effects of which are not material individually or in the aggregate) and fairly present, in all material respects, the financial position, and results of operations, members’ equity, and cash flows of the Company and the Subsidiary, on a consolidated basis, as of the dates and for the periods indicated. The Company Financial Statements were derived from the books of account and financial records of the Company. (c) The Company has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, and, to the Seller’s Knowledge, such system of internal control over financial reporting is effective in all material respects for its intended purpose. In connection with the routine audit practices of the Seller and the Company, the Company has disclosed to the outside auditors of the Company and the Seller any fraud, whether or not material, that involves management or other employe es who have a significant role in the Company’s internal controls over financial reporting. (d) Neither the Company nor the Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown, except for liabilities and obligations: (a) adequately accrued or reserved against in the Company Financial Statements; (b) incurred by the Company or the 21

Subsidiary subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice; (c) under Material Contracts or under Contracts entered into in the ordinary course of business which, because of the dollar thresholds set forth in Section 4.14 below, are not required to be described on Schedule 4.14 (but not liabilities for breaches of any such Contracts occurring on or prior to the Closing Date); (d) incurred under this Agreement or the Transaction Documents; or (e) that has not adversely affected, and would not reasonably be expected to adversely affect the businesses of the Company and the Subsidiary, taken as a whole, in any material respect. 4.7 Taxes. Except as set forth on Schedule 4.7: (a) The Company and the Subsidiary have each (i) filed with the appropriate Taxing Authority all Tax Returns that it was required to file in accordance with all applicable Laws and all such Tax Returns are true, correct and complete in all material respects (ii) timely paid to the appropriate Taxing Authority all Taxes due and payable, whether or not such Taxes are shown as due and payable on any Tax Return, (iii) been in material compliance with all applicable Laws relating to information reporting of T axes, and (iv) collected all sales and use Taxes required to be collected and has remitted such amounts to the appropriate Taxing Authority. Since the date of the latest Company Financial Statements of each of the Company and the Subsidiary, as applicable, the Company and the Subsidiary have not incurred any Tax liabilities other than any Tax relating to ordinary course operations. (b) Neither the Company nor the Subsidiary has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. (c) The Company and the Subsidiary have made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by it for all Tax periods beginning on or after January 1, 2014. (d) Neither the Company nor the Subsidiary is a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement, other than commercial Contracts not primarily relating to Taxes. (e) The Company and the Subsidiary have each withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid by the Company or the Subsidiary to any employee, independent contractor, creditor, stockholder, or other third party. (f) There are no Liens for unpaid Taxes on the assets of the Company or the Subsidiary, except for Permitted Liens. (g) There is no Tax Claim presently pending with any Taxing Authority with respect to the Company or the Subsidiary in respect of any Tax, and to Seller’s Knowledge no such Tax Claim has been threatened in writing. 22

(h) The Company is an entity disregarded as separate from Seller for U.S. federal income tax purposes, and applicable state and local income tax purposes. The Subsidiary has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated income tax return or a member of a combined, consolidated or unitary group for state, local or non-U.S. Tax purposes, other than the group the common parent of which is Seller Guarantor. Neither the Company nor the Subsidiary has any liability for Taxes of any Person (other than Seller Guarantor and any Person included on a Consolidated Tax Return) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract (excluding commercial Contracts not primarily relating to Taxes). Seller Guarantor has filed a consolidated U.S. federal income Tax Return with the Subsidiary for the taxable year immediately preceding the current taxable year. (i) No written claim has been made by a Taxing Authority, and to Seller’s Knowledge, no such claim has been threatened, in a jurisdiction where the Company or the Subsidiary does not file Tax Returns such that the Company or the Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. (j) Neither the Company nor the Subsidiary has engaged in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any predecessor provision). (k) Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing; (iv) election under Section 108(i) of the Code made prior to the Closing; (v) any intercompany transaction or excess loss account under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring prior to the Closing, or (vi) an election pursuant to Section 965 of the Code made prior to the Closing. (l) Neither the Company nor the Subsidiary has been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) or the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the Closing Date. (m) Neither the Company nor the Subsidiary (i) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has operations, an office, branch or fixed place of business in a country other than the United States or (ii) has participated in an international boycott within the meaning of Section 999 of the Code. (n) Neither the Company nor any of the Subsidiary currently owns or has ever owned an interest in passive foreign investment company, as each such term is defined in Section 1297(a) of the Code. 23

4.8 Title to Properties. The Company or the Subsidiary, as applicable, has good and valid title to, or a valid and enforceable leasehold interest in or other valid right to use, all of the properties and assets, tangible or intangible, reflected in the 2018 Company Financial Statements as being owned by the Company or the Subsidiary, or that were acquired since the Balance Sheet Date, free and clear of all Liens, except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or the Subsidiary since the Balance Sheet Date in the ordinary course of business consistent with past practice. 4.9 Condition of Assets; Sufficiency. (a) All items of tangible personal property, which, individually or in the aggregate, are material to the operation of the business of the Company and the Subsidiary have been maintained in accordance with normal industry practice, are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are suitable in all material respects for the purposes currently used and are available for immediate use in the Company’s and the Subsidiary’s respective businesses, except for those items being serviced in the ordinary course of business consistent with past practice. The personal property owned by the Company and the Subsidiary and the state of maintenance thereof are in compliance in all material respects with all applicable Laws. (b) The assets owned or leased by the Company and the Subsidiary, together with the services to be provided in accordance with the Transition Services Agreement, constitute all of the assets necessary for the Company and the Subsidiary to carry on their respective businesses as currently conducted in all material respects. 4.10 Real Property. Neither the Company nor the Subsidiary owns any Real Property. Schedule 4.10 contains a listing of all of the Real Property leased by the Company or the Subsidiary (the “Leased Real Property”). The Real Property listed on Schedule 4.10 comprises all material Real Property used in the conduct of the business and operations of the Company and the Subsidiary as currently conducted. All Leased Real Property is held under leases or subleases (collectively, the “Real Property Leases”) that are, in all material respects, valid instruments, enforceable in accordance with their respective terms, except as limited by the General Enforceability Exceptions. There is no default or breach by the Company or the Subsidiary, as applicable, under any Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such leases. To the Seller’s Knowledge there is no default or beach of any other party under any such Real Property Lease. The Company’s and the Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such leases has not been disturbed, and to the Seller’s Knowledge, there are no disputes with respect to such Real Property Leases. True, complete and accurate copies of each of Real Property Lease and all written amendments, supplements and modifications thereto have been made available to the Buyer. 4.11 Compliance with Laws. Except as set forth on Schedule 4.11: (a) The Company and the Subsidiary are, and for the past three years have been, in compliance in all material respects with all Laws and Orders applicable to its business. 24

(b) During the past three years, neither the Company nor the Subsidiary has received written notification or communication from any Governmental Authority (i) asserting that the Company or the Subsidiary are not in compliance with any Law or (ii) threatening to revoke any material Permit owned or held by the Company or the Subsidiary. No investigation or review by any Governmental Authority with respect to the Company or the Subsidiary is pending or, to the Seller’s Knowledge, threatened. (c) Without limiting the foregoing, none of the Company or the Subsidiary, nor any Affiliate, director, manager, officer, agent, employee or other Person acting on behalf of the Company or the Subsidiary has for the three years prior to this Agreement, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any such other applicable anti-bribery Laws (collectively, “Anti- Corruption Laws”), including without limitation by: (i) the use of any funds of the Company or the Subsidiary for unlawful contributions, gifts, entertainment or other expenses; (ii) making any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or to any other Person or Persons from funds of the Company or the Subsidiary; or (iii) making or receiving any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. Neither the Company nor the Subsidiary has at any time in the past five years, received notice that it is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any other Person regarding any violation or alleged violation under any Anti-Corruption Laws, Sanctions Laws, or Ex-Im Laws and no notice of such investigation, inquiry or proceedings are pending or, to the Seller’s Knowledge, have been threatened and, to the Seller’s Knowledge, there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings. None of the Company, the Subsidiary, nor any Affiliate, director, manager, officer, agent, employee or other Person acting on behalf of the Company or the Subsidiary is or has for the three years prior to this Agreement been, (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; or (iii) engaging in any transactions, dealings, or activities in violation of any Sanctions Laws or Ex-Im Laws. (d) Neither the Company nor the Subsidiary has engaged in any transaction or has had other dealings with a Person with whom the Company or the Subsidiary is prohibited from dealing under the Laws administered by the Office of Foreign Assets Control or other similar Laws applicable to the Company or the Subsidiary (each such Person, a “Sanctioned Target”), and, to the Seller’s Knowledge, none of the properties or assets of any of the Company or the Subsidiary has been sold or leased to, or has been used in connection with any other transactions or dealings with, a Sanctioned Target. 4.12 Permits. The Company and the Subsidiary have all material Permits that are currently required for the lawful conduct of their respective businesses, as presently conducted, except where the failure to have any such Permit, individually, or in the aggregate, has not adversely affected, and would not reasonably be expected to adversely affect the businesses of the Company and the Subsidiary in any material respect. The Company or the Subsidiary, as applicable, is in compliance in all material respects with all such Permits, all of which are in full force and effect (and will continue to be in full force and effect following the consummation of the transactions contemplated hereby). 25

4.13 Employee Benefit Plans. (a) Other than multiemployer plans as defined in Section 3(37) of the ERISA or Section 414(f) the Code, statutory benefit schemes or similar plans required by applicable Law, Schedule 4.13(a) sets forth a complete list of: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA; (ii) all other severance pay, salary continuation, retention, change in control, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind; and (iii) all other employee benefit plans, contracts, programs, funds or arrangements in respect of any current employees of the Company and the Subsidiary that are sponsored or maintained by the Company or the Subsidiary, with respect to which the Company or the Subsidiary are required to make payments, transfers, or contributions or with respect to which the Company or the Subsidiary has any direct or contingent liability (all of the above being hereinafter referred to as “Employee Plans”). (b) Copies of the following materials, to the extent applicable, have been made available to Buyer: (i) all current plan documents for each Employee Plan; (ii) all determination letters from the IRS with respect to any of the Employee Plans; (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to the Employee Plans for the preceding three years; and (iv) all current trust agreements and insurance contracts relating to the funding or payment of benefits under any Employee Plan. (c) Each Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS stating that it is so qualified, and nothing has occurred that could reasonably be expected to adversely impact the tax-qualified status of any such Employee Plan. All contributions, premiums or payments required to be made with respect to any Employee Plan have been made on or before their due dates. (d) Neither the Company nor the Subsidiary has any direct or contingent liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) or any plan subject to Title IV of ERISA or Section 412 of the Code. (e) There is no pending, or to the Seller’s Knowledge, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits). No Employee Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Sellers’ Knowledge, the subject of an audit, investigation or examination by any Governmental Authority. (f) The Company and the Subsidiary have complied with the applicable obligations under the Patient Protection and Affordable Care Act. (g) Each Employee Plan subject to Section 409A of the Code has complied in form and operations with the requirements of Section 409A of the Code as in effect from time-to-time. 26

(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits, or increase the amount payable or trigger any other obligation, under any Employee Plan or (iii) restrict the right of the Company or the Subsidiary to merge, amend or terminate any Employee Plan. No amount paid or payable to any Person under the Employee Plans or otherwise or to any “disqualified individual,” as defined in Section 280G(c) of the Code, with respect to the Company or the Subsidiary would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code. 4.14 Material Contracts. (a) Set forth on Schedule 4.14 is a list of each of the following Contracts to which the Company or the Subsidiary is a party or by which any of their respective properties or assets are bound (other than Employee Plans listed on Schedule 4.13(a)) as of the Effective Date (the Contracts required to be scheduled on Schedule 4.14 are referred to as the “Material Contracts”): (i) each partnership or joint venture Contract; (ii) each Contract providing for capital expenditures by the Company or the Subsidiary with an outstanding amount of unpaid obligations and commitments in excess of $100,000; (iii) each Contract with respect to Indebtedness of the Company or the Subsidiary, including letters of credit, guaranties, indentures, swaps and similar agreements; (iv) each Contract that (A) restricts the Company or the Subsidiary from engaging, or competing with any Person, in any line of business in any geographic area or (B) contains a provision of the type commonly referred to as a “most favored nation” provision; (v) each Contract with an Affiliate of the Company or the Subsidiary (other than contracts between the Company and the Subsidiary); (vi) each Contract that relates to the material acquisition or disposition of any business (whether by merger, sale of equity, sale of assets or otherwise); (vii) any collective bargaining agreement (or similar labor Contract) covering any Company employee; (viii) each material written bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.13 of this Agreement or listed on Schedule 4.13(a); 27

(ix) each Contract under which the Company or the Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual payment amount exceeds $100,000; (x) each Contract between the Company or the Subsidiary and an employee or consultant requiring payment of annual compensation or consulting fees in excess of $200,000; (xi) each Contract licensing any Intellectual Property owned or purported to be owned by the Company or the Subsidiary to a third party; (xii) each material agent, sales representative, sales or distribution Contract; (xiii) each Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, the Subsidiary or any predecessor Person, except commercial Contracts entered into by the Company or the Subsidiary in the ordinary course of business that would not otherwise constitute a Material Contract hereunder; (xiv) each Contract with a Material Customer or Material Supplier; (xv) each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or the Subsidiary will have any material outstanding obligation after the date of this Agreement; (xvi) each outstanding proposal that would reasonably be expected to generate in excess of $1,000,000 of revenue in any twelve-month period; (xvii) each Contract with “take or pay” provisions or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person involving aggregate payments or consideration of more than $500,000; (xviii) each Contract that is a license, sublicense or other agreement in which the Company or the Subsidiary has received rights from any Person to use any Intellectual Property (other than non-exclusive, object code, off-the-shelf “shrink wrap”, “click wrap” and similar software licenses that are non-customized and are commercially available on reasonable terms to any Person); and (xix) each other Contract that relates to the purchase, maintenance or acquisition, or sale or furnishing of goods or services by the Company or the Subsidiary that involves revenues or expenditures of more than $500,000, except for Contracts entered into in the ordinary course of business that are expected to be fully performed within 90 days of the date hereof. (b) Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the Company or the Subsidiary, as applicable, and assuming such Material Contract is binding and enforceable against the other parties thereto, is enforceable against the Company or the Subsidiary, as applicable, subject 28 only to the General Enforceability Exceptions. There is no default or breach by the Company or the Subsidiary, as applicable, under, nor, to the Seller’s knowledge, is the Company or the Seller alleged to be in breach of or default in any material respect under, any Material Contract. To the Seller’s Knowledge, there is no default or breach of any other party in any material respect under any Material Contract. True, complete and accurate copies of each Material Contract and all written amendments, supplements and modifications thereto, and in the case of any oral Material Contract, a written summary of the material terms of such Material Contract, have been made available to the Buyer. 4.15 Legal Proceedings. Except as set forth on Schedule 4.15, there are no, and for the past three years there have not been any, Actions pending or, to the Seller’s Knowledge, threatened against the Company or the Subsidiary that (a) involve or could reasonably be expected to involve an amount in controversy in excess of $100,000 or (b) seek injunctive or other non-monetary relief that is or could reasonably be expected to be material to the Company or the Subsidiary. As of the Effective Date, neither the Company nor the Subsidiary is subject to any outstanding or unsatisfied Order. 4.16 Intellectual Property. (a) The Company and the Subsidiary own, license or otherwise possess valid rights to use, all Intellectual Property used in the operation of the Company and the Subsidiary. To the Seller’s Knowledge, except as set forth in Schedule 4.16(a), no third party is or has infringed on any Intellectual Property that is owned or purported to be owned by the Company or the Subsidiary. The conduct of the Company and the Subsidiary, as currently conducted or as currently planned to be conducted, does not infringe or misappropriate, and has not infringed or misappropriated, any proprietary right of a third party. To the Seller’s Knowledge, no valid basis for any such infringement or misappropriation claim exists. (b) Schedule 4.16(b) sets forth a complete list of all licenses, sublicenses and other agreements in which the Company or the Subsidiary have granted rights to any Person to make, use, sell, distribute or service any products or services which utilize or incorporate any Intellectual Property that is owned or purported to be owned by the Company or the Subsidiary. (c) Schedule 4.16(c) sets forth a complete list of all patents, registered trademarks, pending patent and trademark registration applications, copyright registrations and domain names owned or purported to be owned by the Company or the Subsidiary. All Intellectual Property used in the operation of the Company and the Subsidiary is free and clear of Liens other than Permitted Liens. (d) Schedule 4.16(d) sets forth a complete list of all licenses, sublicenses and other agreements in which the Company or the Subsidiary has received rights from any Person to use any Intellectual Property (other than non-exclusive, object code, off- the-shelf “shrink wrap”, “click wrap” and similar software licenses that are non- customized and are commercially available on reasonable terms to any Person) and sets forth which licenses, sublicenses and other agreements will require a third party consent as a result of or in connection with the consummation of the transactions contemplated by this Agreement. No Intellectual Property licensed to the Company or the Subsidiary has been licensed pursuant to an agreement with Seller or its Affiliates. Neither the execution and delivery of this Agreement nor the performance of Seller’s 29 obligations under this Agreement will cause the Company or the Subsidiary to be in breach of any license, sublicense or other agreement relating to Intellectual Property licensed to the Company or the Subsidiary. (e) The consummation of the transactions contemplated by this Agreement will not alter or impair the ownership or right of the Company or the Subsidiary to use any of the Intellectual Property used in the operation of the Company or the Subsidiary. (f) The Company and the Subsidiary have taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in the business of the Company and the Subsidiary, including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to trade secrets. None of such trade secrets have been disclosed or authorized to be disclosed to any Person other than to employees or agents of the Company or the Subsidiary for use in connection with the businesses of the Company or the Subsidiary or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Company and the Subsidiary in and to such matters. To the Seller’s Knowledge, no unauthorized disclosure of any trade secrets has occurred. (g) All Intellectual Property developed by or for the Company and the Subsidiary was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Company or the Subsidiaries acting within the scope of their employment, or independent contractors of the Company or the Subsidiary pursuant to agreements containing an assignment of Intellectual Property to the Company or the Subsidiary. (h) None of the Intellectual Property used in the commercial exploitation of products or the provision of services by or on behalf of the Company or the Subsidiary is subject to any licensing terms requiring the distribution of source code in connection with the distribution of any portion of such Intellectual Property or that prohibits the Company from charging a fee or otherwise limits the Company’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing any portion of such Intellectual Property (whether in source code or executable code form) or similar obligations that require the disclosure, redistribution or licensing of any source code underlying any such Intellectual Property. (i) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any Person in respect of, the Company’s or the Subsidiary’s right to own, use or hold for use any of the Intellectual Property used or held for use in the conduct of the business of the Company or the Subsidiary. (j) Information Technology. (i) The Company or Subsidiary, as the case may be, owns or has valid rights to access and use all electronic data processing, information management, computer systems and telecommunications (collectively, “IT Systems”) used in the operation of the Company and the Subsidiary. The Company and the Subsidiary have taken all reasonable steps in accordance with industry standards to secure the IT Systems from unauthorized access or use by 30 any Person, and to ensure the continued, uninterrupted and error-free operation of the IT Systems. (ii) The IT Systems are adequate in all material respects for their intended use and for the operation of the business of the Company or the Subsidiary as currently operated and as currently contemplated to be operated by the Company and the Subsidiary, and are in good working condition (normal wear and tear excepted), and, to the Seller’s Knowledge, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of the IT Systems. There has not been any malfunction with respect to any of the IT Systems since January 1, 2016 that has not been remedied or replaced in all material respects. (iii) No capital expenditures are necessary with respect to the use of the IT Systems other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company and the Subsidiary. 4.17 Insurance. Schedule 4.17 sets forth, as of the Effective Date, all policies of insurance covering the Company, the Subsidiary and their respective businesses. All such policies are in full force and effect, and neither the Company nor the Subsidiary has received written notice of cancellation, amendment or dispute as to coverage with respect to, or is in material default with respect to its obligations under, any such insurance policies. There are no pending claims against any such insurance policy as to which the insurers have denied liability. Neither the Company nor the Subsidiary has any self-insurance programs. 4.18 Personnel. (a) Seller has made available to Buyer a true, correct and complete list of all employees of the Company and the Subsidiary as of the Effective Date, including any such employees on leave of absence or layoff status, and their respective titles, positions, rates of base compensation, bonuses, if any, commission structure, if applicable, aggregate amounts of compensation paid for the fiscal year ended March 31, 2018, work locations, full-time versus part-time statuses, statuses as exempt or nonexempt from overtime under applicable law, and all independent contractors and independent consultants of the Company and the Subsidiary and their rates of base compensation, bonuses, if any, commission structure, if applicable, and aggregate amounts of compensation paid for the fiscal year ended March 31, 2018 and for the period beginning April 1, 2018 through June 30, 2018. (b) Neither the Company nor the Subsidiary is a party to or subject to any collective bargaining agreements, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. To the Seller’s Knowledge: (a) no labor union or other collective bargaining unit represents or claims to represent any of the Company’s or the Subsidiary’s employees; and (b) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s or the Subsidiary’s employees. There are no material disputes pending or, to the Seller’s Knowledge, threatened between the Company and the Subsidiary, on the one hand, and any of their employees, 31 on the other hand. The Company and the Subsidiary have properly classified their employees in all material respects and have withheld and paid all applicable Taxes and made as appropriate all material filings in connection with services provided by such employees to the Company and the Subsidiary. 4.19 Conduct of Business in Ordinary Course. Since March 31, 2018, (x) the businesses and operations of the Company and the Subsidiary have been conducted in accordance with the ordinary course of business consistent with past practice, except for actions taken in connection with the process of selling the Company (including preparing for and implementing the transactions contemplated by this Agreement) and (y) there has not been any effect, change, condition, occurrence, event, circumstance, result, state of facts or development that has had a Material Adverse Effect on the Seller. Except as set forth on Schedule 4.19, since March 31, 2018, there has been no action or omission to take an action by the Company or the Subsidiary which, if such action or omission had been taken or made by the Company or the Subsidiary between the date of this Agreement and the Closing Date, would have required the consent of the Buyer under Section 6.1 (without giving effect, for purposes of this Section only, to the provisos contained in Section 6.1(b). 4.20 Customers. Schedule 4.20 sets forth the ten largest customers of the Company and the Subsidiary on a consolidated basis (based on the dollar amount of sales to such customers) for each of the fiscal years ended March 31, 2017 and March 31, 2018 (“ Material Customers”) and the ten largest suppliers to the Company and the Subsidiary on a consolidated basis (based on the dollar amount of purchases from such suppliers) for each of the fiscal years ended March 31, 2017 and March 31, 2018 (“Material Suppliers”). Except as set forth on Schedule 4.20, all Material Customers continue to be customers of the Company or the Subsidiary and no Material Customer has threatened in writing (or, to the Seller’s Knowledge, orally) to terminate its relationship with the Company and the Subsidiary or reduced materially or adversely changed in any material respect the terms on which it purchases goods or services from the Company or the Subsidiary, on a consolidated basis, from the levels achieved during the fiscal year ended March 31, 2017 or March 31, 2018, as applicable. Except as set forth on Schedule 4.20, all Material Suppliers continue to be suppliers of the Company or the Subsidiary and no Material Supplier has threatened in writing (or, to the Seller’s Knowledge, orally) to terminate its relationship with the Company and the Subsidiary or reduced materially or adversely changed in any material respect the terms on which it provides goods or services to the Company or the Subsidiary, on a consolidated basis, from the levels provided during the fiscal year ended March 31, 2017 or March 31, 2018, as applicable. None of the Seller, the Company nor the Subsidiary has received written (or to the Seller’s Knowledge, oral) notice that the Company or the Subsidiary will experience in the next 12 months any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the production and distribution of its products. 4.21 Accounts Receivable. All accounts receivable of the Company and the Subsidiary have arisen from bona fide transactions in the ordinary course of business, are carried at values determined in accordance with GAAP, and to the extent consistent therewith, consistently applied in accordance with past practice, are adequate for all related liabilities and obligations and are payable on ordinary trade terms. No material amount of the accounts receivable is or will be at the Closing subject to any counterclaim or set off. No Person has any Lien (other than any Permitted Lien) on any accounts receivable of the Company, the Subsidiary or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company or the Subsidiary 32 with respect to any of its respective accounts receivable. There are no material disputes or rights of setoff with respect to any of the accounts receivable of the Company or the Subsidiary that have not been reserved for on the Financial Statements. Neither the Company nor the Subsidiary has engaged in any efforts outside the ordinary course of business to accelerate the collection of its accounts receivable or any activity that reasonably could be expected to result in sales of a product with payment terms longer than terms customarily offered by the Company or the Subsidiary for such product. 4.22 Inventory. Each of the Company and the Subsidiary has good and valid title, free and clear of any Liens, other than Permitted Liens, to all finished goods inventory, packaging, labels point of sale materials and other inventories (collectively, “Inventory”) of the Company and the Subsidiary, respectively. The Inventory is: (a) usable and fit for the purpose for which it was purchased or manufactured; and (b) salable in the ordinary course of business, in each case subject to adequate reserves for obsolete, excess, damaged, slow-moving or otherwise unusable Inventory included in the inventory line item reflected on the Company Financial Statements and as adjusted for the passage of time through the Closing in the ordinary course of business and in accordance with GAAP, and to the extent consistent therewith, consistently applied in accordance with past practice. No Inventory is held on a consignment basis. The Inventory set forth on the Company Balance Sheet was valued at the lower of cost and market value and were properly stated therein in accordance with GAAP consistently, and to the extent consistent therewith, applied in accordance with past practice. Except as set forth on Schedule 4.22, none of the Inventory is in the possession of others, except Inventory in transit in the ordinary course of business. 4.23 Affiliated Transactions. Except as set forth on Schedule 4.23, no officer, director, employee or Affiliate of the Company or the Subsidiary or, to the Seller’s Knowledge, any individual in any such officer’s, director’s, employee’s, or Affiliate’s immediate family or any entity in which any such Person owns any material beneficial interest, is a party to or has a direct or indirect material financial interest in any Contract, commitment or transaction with the Company or the Subsidiary (other than contracts or transactions related to employment) or owns or has a material financial interest in, directly or indirectly, in whole or in part, any asset or property used by the Company or the Subsidiary. 4.24 Government Contracts. Schedule 4.24 sets forth each of the current Government Contracts that are prime contracts in effect as of the date of this Agreement. Except as set forth on Schedule 4.24: (a) The Company and the Subsidiary have each complied in all material respects with: (i) all statutory and regulatory requirements with respect to each Government Contract awarded to it and each bid, quotation or proposal submitted by it to any Governmental Authority or any prospective prime contractor or subcontractor to any Governmental Authority; (ii) each certification it has executed, acknowledged or set forth with respect to each Government Contract awarded to it and each bid it has submitted to any Governmental Authority or any prospective prime contractor or subcontractor to any Governmental Authority; and (iii) all clauses, provisions and requirements incorporated expressly, by reference or by operation of law in its Government Contracts. No termination for default, cure notice, show cause notice or other similar notice has been issued by a Government Entity in writing and remains unresolved with respect to any material Government Contract. No money due to the Company or the Subsidiary pertaining to any material Government Contract or Government Bid has been withheld or set-off. To the Seller’s Knowledge, all invoices 33 and claims (including requests for progress payments and provisional costs payments) submitted under each material Government Contract were accurate in all material respects as of their submission date. No Organizational Conflict of Interest (as defined in FAR Subpart 9.5) would prevent either the Company or the Subsidiary from fully performing each such Government Contract or from being awarded each such Government Bid. (b) To the Seller’s knowledge, neither the Company or the Subsidiary has taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act or (ii) a successful claim for price adjustment under the Truthful Cost or Pricing Data Statute (formerly known as the Truth in Negotiations Act or TINA). (c) All certifications, representations or disclosure statements submitted by the Company or the Subsidiary with respect to any Government Contract were accurate as of the date of submission, and were properly updated to the extent required by Law, regulation or contract. (d) Neither the Company nor the Subsidiary is currently debarred or suspended from doing business with any Governmental Authority, nor has it otherwise been declared ineligible to do business with any Governmental Authority. To the Seller’s Knowledge, there are presently no circumstances that would be reasonably expected to warrant the institution of debarment or suspension or ineligibility proceedings against the Company or the Subsidiary in the future. In the last three years, neither the Company’s nor the Subsidiary’s respective directors or officers has been suspended, debarred, or proposed for debarment by any Government Entity or otherwise excluded by any Government Entity from participating in any federal procurement or non-procurement programs. (e) No Governmental Authority or any prime contractor or subcontractor to any Governmental Authority has withheld or setoff, or attempted to withhold or setoff, monies due to the Company or the Subsidiary under any of its Government Contracts. (f) To Seller’s Knowledge, there are no irregularities, misstatements or omissions contained in any of the Government Contracts or any of the Company’s or the Subsidiary’s bids, quotations or proposals for Government Contracts, past or present, that have led to or have a reasonable likelihood of leading to (i) any administrative, civil or criminal investigation or indictment of the Company or the Subsidiary, (ii) the recoupment of any payments previously made to the Company or the Subsidiary or (iii) the assessment of any penalties or damages of any kind against the Company or the Subsidiary, arising out of such irregularities, misstatements or omissions. (g) Neither the Company nor the Subsidiary is undergoing or has undergone any audit of its compliance with any Government Contract and to Seller’s Knowledge, there are no anticipated audits in the future, arising under or relating to any Government Contract, other than customary audits and reviews. (h) With respect to any Current Government Contract or other Government Contract under which final payment was received by the Company within three years prior to the date of this Agreement, the Company does not have credible evidence: (i) that a Principal, Employee, Agent, or Subcontractor (as such terms are defined in FAR 34

52.203-13 (a)) of the Company has committed a violation of federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act or (ii) of any significant overpayment(s) on such Government Contracts, other than overpayments resulting from contract financing payment as defined in FAR 32.001, and the Company has not conducted, and is not currently conducting, an investigation to determine whether credible evidence exists of such a violation or overpayment. (i) As of the Effective Date, there are no existing or, to the Seller’s Knowledge, threatened claims asserted by a Government Entity or by any prime contractor, subcontractor or vendor relating to any Government Contract (excluding claims for payments due in the ordinary course of performance); and, in the last three years, the Company or the Subsidiary has not asserted any claim or initiated any dispute proceedings against any Government Entity, prime contractor, subcontractor or vendor concerning any Government Contract. (j) No nonresponsibility determination has been issued against the Company or the Subsidiary by a Government Entity with respect to any outstanding quotation, bid or proposal currently submitted to a Government Entity. (k) Neither the Company nor the Subsidiary has, within the last three years, received a substantially adverse or negative past performance evaluation or rating that could reasonably be expected to adversely affect the potential award of a Government Contract to the Company or the Subsidiary. (l) All Intellectual Property developed or delivered by the Company or the Subsidiary under or in connection with any Government Contract has been properly and sufficiently marked so that no more than the minimum rights or licenses required under applicable regulations have been granted. All disclosures, elections, and notices required by applicable Laws and Government Contract terms to satisfy these requirements, or to protect ownership of any inventions of the Company or the Subsidiary developed, conceived or first actually reduced to practice in the performance of work under a Government Contract have been made available to or have been delivered to Buyer. Except for minimum rights or licenses required under applicable regulations to be granted to the United States Government as set forth above, no Governmental Authority or prime contractor or subcontractor to a Governmental Authority has obtained, by contract, applicable Laws or otherwise, rights in any Intellectual Property used in the operation of the Company or the Subsidiary, that will affect the commercial value thereof. All Government Contracts and documents related thereto, in each case, in the possession of the Company or any of its employees or independent contractors, have been made available or delivered to Buyer. (m) The Company and the Subsidiary and their respective employees possess all requisite facility and personnel security clearances necessary to perform their obligations under all Government Contracts. The Company and the Subsidiary are in material compliance with all requirements of the current version of the National Industrial Security Program Operating Manual and have not, in the last three years, received any notice of revocation, suspension or invalidation from the Defense Security Service or any other Government Entity that remains unresolved with respect to the Company’s or the Subsidiary’s facility security clearance. 35

(n) Currently, and for the last three years, (i) the Company’s and the Subsidiary’s cost accounting systems comply in all material respects with applicable laws and regulations (including the FAR cost principles and Cost Accounting Standards, as defined in FAR Parts 31 and 9900), and no Government Entity has deemed such system deficient or non-compliant with the requirements of the FAR cost principles or Cost Accounting Standards, as applicable; and (ii) all direct and indirect costs charged under a Government Contract were in compliance in all material respects with the FAR cost principles and the Cost Accounting Standards, as applicable. (o) The Company and the Subsidiary’s information systems and information security safeguards comply in all material respects with applicable laws and regulations, including requirements set forth in FAR 52.204-21, Basic Safeguarding of Covered Contractor Information Systems, DFARS 252.204-7012, Safeguarding Covered Defense Information and Cyber Incident Reporting, and the National Industrial Security Program Operating Manual (NISPOM) DoD 5220.22-M (May 18, 2006, incorporating Change 2), as applicable, and no Government Entity has deemed such systems or safeguards deficient or non-compliant with the applicable laws and regulations. (p) In the last three years, neither the Company, nor the Subsidiary have had or experienced a breach of data security or cybersecurity, whether physical or electronic, including a “compromise” or a “cyber incident” as defined under DFARS 252.204-7012. (q) In the last three years, the Company and the Subsidiary have complied with the requirements of each multiple award and federal supply schedule contract in all material respects. (r) In the last six years, with respect to each multiple award and federal supply schedule contract, the Company or the Subsidiary: (a) has not charged a price that violates the established basis-of-award price; (b) has complied in all material respects with the notice and pricing requirements of the Price Reductions Clause (as implemented in the General Services Administration Acquisition Regulation, 48 CFR Part 552.238-75), and there are no facts or circumstances that would reasonably be expected to result in a demand for a refund based upon the failure to comply with the Price Reductions Clause; and (c) has complied in all respects with all payment requirements of the Industrial Funding Fee (as implemented in the General Services Administration Acquisition Regulation, 48 CFR Parts 538.273(b)(1) and 552.238-74) and there are no facts or circumstances that would reasonably be expected to result in a demand for additional payment(s) based upon the Company or the Subsidiary’s failure to comply with the Industrial Funding Fee payments. 4.25 Environmental Matters. Except as specifically set forth in Section 4.25 of the Schedules: (a) The Company and its Subsidiary, and their respective facilities, are, and during the past five years have been, in material compliance with all applicable Environmental Laws. (b) Within the past five years, or prior to such time if unresolved, neither the Company nor the Subsidiary has received any written notice, report, order or other information regarding any alleged material violation of or a material liability under any Environmental Law, and there are no written claims alleging a material violation of or 36 liability pursuant to any Environmental Law pending or, to Seller’s Knowledge, threatened against the Company or its Subsidiaries. (c) (i) There has been no Release of, or contamination by, Hazardous Substances from, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) currently or, to Seller’s Knowledge, formerly owned, leased or operated by or for the Company or its Subsidiary or any predecessor company and (ii) neither the Company nor its Subsidiary has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or exposed any Person to any Hazardous Substances, in either case of (i) and (ii) which would or in a manner which would reasonably be expected to give rise to a material liability under any Environmental Law. (d) neither the Company nor its Subsidiary have given any release or waiver of liability that would waive or impair any claim based on the presence or Release of Hazardous Substances in, on, from or under any real property against a previous owner of any real property or against any Person who may be potentially responsible for the presence or Release of Hazardous Substances in, on, from or under any such real property. (e) The Company and its Subsidiary have provided to the Buyer all material environmental reports in their possession or control or to which they have reasonable access, including any “Phase I” and “Phase II” environmental site assessments, addressing locations currently or formerly owned, operated or leased by the Company or its Subsidiary and their compliance with or liabilities under Environmental Laws. 4.26 No Brokers. Except for Raymond James & Associates, no broker, finder or similar agent has been employed by or on behalf of Seller or the Company, and no Person with which Seller or the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby. ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER Buyer represents and warrants to Seller as follows: 5.1 Investment Intent. The Shares are being purchased for Buyer’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder. 5.2 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its busine ss requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Buyer. 5.3 Authority, Validity and Effect. Buyer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to 37 be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby without obtaining any additional approvals (whether internal or third party). The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due execution and delivery hereof by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions. 5.4 No Conflict; Required Consents. (a) The execution and delivery of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby, and the compliance by Buyer with any of the provisions hereof, do not and will not: (i) conflict with or result in a breach of any provisions of the Organizational Documents of Buyer; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, or give rise to any right of termination, cancellation, acceleration or amendment with respect to, or result in the creation or imposition of any Lien upon any property or assets of Buyer pursuant to any note, bond, mortgage, indenture or Contract to which Buyer is a party or by which Buyer or any of Buyer’s properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Buyer; or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets. (b) No Consent is required to be obtained by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement that if not obtained would have a Material Adverse Effect on Buyer. 5.5 Independent Investigation; No Reliance. In connection with its investment decision, Buyer or its Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and the Subsidiary as reasonably desired by Buyer. The purchase of the Shares by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, Seller, the Company, the Subsidiary or any of their respective Affiliates, employees or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV (as modified by the Schedules), the certificate delivered in accordance with Section 3.2(c), and in any other Transaction Document and Buyer acknowledges that Seller expressly disclaims any other representations and warranties. Buyer acknowledges that neither the Company nor Seller have made any representations or warranties to Buyer regarding the probable success or profitability of the Company, the Subsidiary or their respective businesses. Buyer further acknowledges that none of Seller, the Company, the Subsidiary nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Subsidiary, their respective businesses or the transactions contemplated by this Agreement not specifically and expressly set forth in Article IV (as modified by the Schedules), the certificate delivered in accordance with Section 3.2(c), or in any other Transaction Document and, other than in the case of fraud, none of Seller, the Company, the Subsidiary or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its 38

Representatives or Buyer’s use of any such information, including any confidential information memoranda distributed on behalf of the Company or the Subsidiary relating to their respective businesses or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its Representatives, or any other document or information in any form provided or made available to Buyer or its Representatives, including management presentations, in connection with the purchase and sale of the Shares and the transactions contemplated hereby. 5.6 Financing. As of the Effective Date, Buyer has received (a) an executed equity commitment letter dated as of the Effective Date (the “Equity Commitment Letter”) from Guarantor pursuant to which Guarantor has committed, on the terms and subject to the conditions set forth therein, to provide to Buyer the Equity Financing in cash in an aggregate amount of at least $33,000,000, and (b) an executed debt commitment letter dated as of the Effective Date (the “Debt Commitment Letter”, as the same may be amended pursuant to Section 6.10, and, together with the Equity Commitment Letter, the “Commitment Letters”) from PennantPark Investment Advisors, LLC and the lenders that are signatories thereto, pursuant to which the Debt Financing Sources have committed, on the terms and subject to (and only to) the conditions set forth therein, to provide to Buyer the Debt Financing in cash in the aggregate amount set forth in the Debt Commitment Letter. A true and complete copy of each fully executed Commitment Letter as in effect on the Effective Date has been provided to the Company. A true and complete copy of each fee letter related to the Debt Commitment Letter, to the extent applicable, as in effect on the Effective Date has been provided to the Company, except that the numerical fee amounts or other commercially sensitive terms specified therein may have been redacted in a customary manner. Buyer has fully paid any and all commitments or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. Each Commitment Letter is valid and binding and in full force and effect, enforceable against Buyer and, to Buyer’s knowledge, against each other party thereto, subject to applicable General Enforceability Exceptions. There are no conditions precedent or other contingencies related to (i) the Equity Financing or (ii) the Debt Financing, other tha n as expressly set forth therein. Assuming the accuracy of the Seller’s representations and warranties set forth in Article IV and compliance by Seller with its obligations under this Agreement, and subject to the satisfaction of the conditions contained in Sections 7.1 and 7.2 hereof, Buyer does not have any reason to believe that the Financing will not be available to Buyer on the Closing Date. As of the date of this Agreement, none of the respective commitments contained in the Equity Commitment Letter or Debt Commitment Letter has been withdrawn or rescinded in any respect. Neither Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Financing or the transactions contemplated by this Agreement, other than as set forth in the Equity Commitment Letter and the Debt Commitment Letter (and any fee letters related to the Debt Commitment Letter). As of the date of this Agreement, no financing source has notified Buyer or any of its Affiliates in writing of such financing source’s intention to terminate or withdraw any of the Financing. Subject to the terms of the Financing and subject to the satisfaction of the conditions contained in Sections 7.1 and 7.2 hereof, assuming that the representations and warranties in Article IV are true and correct and that the Seller has complied with its obligations under this Agreement, the aggregate proceeds contemplated by the Financing pursuant to the Commitment Letters, together with available cash the Company, will be sufficient for Buyer to complete the transactions contemplated by this Agreement, to pay the Initial Purchase Price and all fees and expenses required to be paid by Buyer in connection with the transactions contemplated by this Agreement. 39

5.7 Solvency. Assuming that the representations and warranties in Article IV are true and correct, that the Seller has complied with its obligations under this Agreement, and that there has not been a material decline in or deterioration of the operations or financial condition of the Company and/or the Subsidiary between the Effective Date and the Closing, immediately after giving effect to the transactions contemplated by this Agreement, the Company: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured); (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and will not plan to incur liabilities beyond its ability to pay as they become absolute and matured. 5.8 Legal Proceedings. As of the Effective Date, there are no Actions pending or, to the knowledge of Buyer, threatened against or affecting Buyer that, if adversely decided, would have a Material Adverse Effect on Buyer or prevent the consummation of the tr ansactions contemplated by this Agreement. 5.9 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby. ARTICLE VI COVENANTS AND AGREEMENTS 6.1 Interim Operations of the Company. From the Effective Date until the Closing or the earlier termination of this Agreement, (x) the Seller shall cause each of the Company and the Subsidiary to, (i) conduct its business in the ordinary course of business consistent with past practice; (ii) conduct its business in compliance in all material respects with all applicable Laws; and (iii) use reasonable best efforts to preserve intact its business organization and to preserve the present commercial relationships with its employees, contractors, consultants, and customers, and to keep available the services of their respective present officers and management-level employees; provided that, notwithstanding the foregoing, the Company and the Subsidiary may use all available Cash to repay any Indebtedness or intercompany payables prior to the Closing, and (y) except as (i) required by Law (ii) set forth on Schedule 6.1 or (iii) expressly required by this Agreement: unless Buyer has previously consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed) Seller shall not permit the Company or the Subsidiary to: (a) (i) acquire, or dispose of, any business or any corporation, partnership, association or other business organization or any material amount of property or assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar arrangement; or (ii) expressly cancel any debts owed to or claims held by the Company or the Subsidiary; (b) (i) enter into any Contracts that would constitute a Material Contract, except Contracts that the Company or the Subsidiary are otherwise negotiating as of the Effective Date; (ii) amend, modify, renew or terminate any Material Contract (unless the counterparty is in material default under the applicable Material Contract); or (iii) grant any release or waiver of compliance with the material terms of any Material Contracts; except for Material Contracts entered into, renewed or extended in the ordinary course of business consistent with past practice; 40

(c) enter into any Contracts with any Affiliates of the Company, except to the extent required by Law or any existing Contracts; (d) except to the extent required by Law or any existing Contracts, enter into, adopt, amend or terminate any Contract relating to the compensation or severance of any employee of the Company or the Subsidiary, other than in the ordinary course of business consistent with past practice or pursuant to annual compensation reviews in the ordinary course of business consistent with past practice; (e) make any amendment to its Organizational Documents; (f) declare, set aside, make or pay any dividends or distributions or repurchase any membership interests or other equity interests; (g) issue, transfer, pledge, award, grant, sell, dispose of or otherwise subject to any Lien, other than Permitted Liens, (i) any properties or assets of the Company or the Subsidiary, other than sale or transfers of inventory in the ordinary course of business consistent with past practice or (ii) any membership interests, capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any membership interests, capital stock or other equity interests of the Company or the Subsidiary (or any securities convertible into or exercisable or exchangeable for such equity interests) or split, reclassify, combine or subdivide the membership interests, capital stock or other equity interests of the Company or the Subsidiary; (h) redeem, repurchase or otherwise acquire, directly or indirectly, any of the membership interests, capital stock or other equity interests of the Company or the Subsidiary; (i) incur any Indebtedness (other than draws on existing lines of credit in the ordinary course of business consistent with past practice) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances; (j) authorize, or make any commitment with respect to, any single capital expenditure that is not otherwise contemplated in the Company’s and the Subsidiary’s applicable annual budget, a copy of which is attached hereto as Schedule 6.1(j), and that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $150,000 taken as a whole; (k) enter into any lease of real property or any material amendment thereof, or any renewals thereof involving a term of more than one year or rental obligation exceeding $300,000 per year in any single case; (l) adopt any new Employee Plan or employee benefit arrangement or amend or terminate any Employee Plan or employee benefit arrangement; (m) terminate the employment of any officer or key employee other than for cause, or terminate more than 10 employees at any single site of employment; (n) enter into or modify any collective bargaining agreement; 41

(o) file an amended Tax Return; extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency; make or change any Tax election; change any annual Tax accounting period or materially change any method of Tax accounting; or initiate, enter into, or participate in any voluntary disclosure agreement with any Governmental Authority with respect to Taxes for a Pre-Closing Tax Period, or take any position on any Tax Return inconsistent with past practice that (A) increases the Company’s or the Subsidiary’s liability for Taxes, or (B) reduces any Tax attribute of the Company or the Subsidiary (other than attributes occurring as a result of the transactions contemplated by this Agreement and properly allocated to and permitted to be deducted in a Pre-Closing Tax Period pursuant to applicable Law) for any period ending on or after the Closing Date; (p) commence or settle any material Action; (q) make any changes to its accounting methods, principles or practices, other than as may be required by GAAP; (r) adopt any plan of complete or partial liquidation or otherwise liquidate, wind up or dissolve; or (s) announce any intention, enter into any formal or informal agreement, or otherwise make a commitment to take any of the actions described in clauses (a) through (r) of this Section 6.1. 6.2 Reasonable Access; Confidentiality. (a) From the Effective Date until the Closing or the earlier termination of this Agreement, and subject to applicable Law, Seller shall cause the Company and the Subsidiary to give Buyer and its Representatives, upon reasonable advance notice to the Company, reasonable access, during normal business hours, to the assets, properties, books, records and agreements of the Company and the Subsidiary. Seller shall, and shall cause the Company and the Subsidiary to, permit Buyer to make such inspections as Buyer may reasonably require and to furnish Buyer during such period with all such information relating to the Company and the Subsidiary as Buyer may from time to time reasonably request. (b) Any information provided to or obtained by Buyer or its Representatives pursuant to Section 6.2(a) will be subject to the non-disclosure letter, dated April 4, 2018, entered into by Buyer or its Affiliate for the benefit of the Company (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. (c) Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement (and the provisions incorporated herein by reference) shall terminate. 6.3 Publicity. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Buyer are listed, no party hereto will issue any press release or 42 other public announcement prior to the Closing relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld, conditioned or delayed) of, in the case of a press release or other public announcement by Buyer, Seller, and, in the case of a press release or other public announcement by Seller, Buyer. 6.4 Records. Subject to Article X, with respect to the financial books and records and minute books of the Company and the Subsidiary relating to matters pertaining to the business of the Company and the Subsidiary on or prior to the Closing Date (the “ Books and Records”): (a) for a period of five years after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to Seller at Seller’s expense; and (b) after the Closing, where there is a legitimate purpose, including an audit, assessment or reassessment of Seller or its Affiliates by the IRS or any other Taxing Authority or an Action involving Seller or a claim or dispute relating to this Agreement, Buyer shall allow Seller and its Representatives reasonable access to the Books and Records during regular business hours upon reasonable request by the Seller; provided however, that, in each case, any such access to Books and Records shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company or the Subsidiary. Notwithstanding any provision hereof to the contrary, the access to and disclosure of Books and Records contemplated by this Section 6.4 shall not be permitted to the extent (a) that it would require Buyer, the Company or the Subsidiary to disclose information subject to attorney-client privilege, that would conflict with any confidentiality obligations to which Buyer, the Company or the Subsidiary are bound or that would violate any applicable Law, or (b) related to any dispute or pending or threatened litigation between any of the parties and such information is reasonably pertinent thereto. 6.5 Exclusive Dealing. From the Effective Date through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1, without Buyer’s prior written consent, Seller shall not, and shall cause the Company and the Subsidiary not to, and shall take all action necessary to ensure that none of their respective Affiliates or Representatives shall, directly or indirectly, solicit or encourage inquiries or proposals with respect to a (a) Competing Transaction or (b) Permitted Alternative Transaction that is inclusive of the Company and/or the Subsidiary (but not Permitted Alternative Transactions that are not inclusive of the Company and/or the Subsidiary), furnish any non-public information about the Company in relation to a Competing Transaction, participate in any negotiations, discussions or other contacts concerning a Competing Transaction, or enter into any agreement, letter of intent, or agreement-in-principle relating to, or effect or consummate any Competing Transaction. For the avoidance of doubt, the foregoing shall not prohibit Seller and its Affiliates and its and their respective Representatives from engaging in negotiations, discussions or other contacts, in each case concerning a Permitted Alternative Transaction, but only in the event Seller or its Affiliates or Representatives receives an unsolicited offer with respect to such a Permitted Alternative Transaction. Immediately upon the execution of this Agreement, Seller shall, and shall cause the Company and the Subsidiary to, and shall take all action necessary to cause their respective Affiliates or Representatives to, discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Buyer or its Affiliates or Representatives) relating to a possible Competing Transaction. From the Effective Date through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1, (a) Seller also will cause its officers, directors, employees, Representatives, and agents, and their respective Affiliates to refrain from doing any of the above with respect to a Competing Transaction, and (b) Seller will immediately (but in any event within 24 hours) notify Buyer if any such bona fide inquiries, proposals or requests for information are received by, or any such negotiations or discussions are sought to be initiated with it or any of the other persons or entities referred to above; 43 provided, however, that Seller shall have no notification obligation with respect to a Permitted Alternative Transaction that does not involve an acquisition, whether directly or indirectly, of the Company and the Subsidiary. 6.6 Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including: (a) obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority; (b) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. 6.7 Antitrust Approvals. Seller and Buyer agree that, as of the execution of this Agreement, no filing under the HSR Act is required. Should that determination by Seller and Buyer change, or should Seller and Buyer mutually determine that any other filings with Governmental Authorities are necessary, Seller and Buyer will, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than five Business Days following that determination, file, or cause to be filed, with any other Governmental Authority, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Laws relating to antitrust and competition applicable to the Company or the Subsidiary, if any (the “Antitrust Laws”). Each of the parties hereto will furnish, or cause to be furnished, to each other’s counsel such necessary information and reasona ble assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any Antitrust Laws. Buyer and Seller will each be responsible for 50% of all filing fees payable in connection with such filings. 6.8 No Additional Representations. Buyer acknowledges and agrees that none of Seller, the Company, any of their Affiliates or any Representatives of any of the foregoing (a) has made or will be deemed to have made (and Buyer and its Affiliates have not relied on) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its business or assets, or the transactions contemplated hereby except as expressly set forth in Article IV (as qualified by the Schedules), the certificate delivered in accordance with Section 3.2(c), or in any other Transaction Document or (b) other than in the case of fraud, will have or be subject to any liability or obligation to Buyer or any other Person resulting from the distribution to Buyer or any of its Affiliates, or Buyer’s or any of its Affiliates’ use of, any such information, including the Confidential Information Memorandum prepared by Raymond James & Associates (the “Information Memorandum”) and any information, document or material made available to Buyer or its Affiliates or any of their Representatives in certain “data rooms” and online “data sites,” management presentations or any other form in connection with the transactions contemplated by this Agreement or otherwise. In connection with Buyer’s and its Affiliates’ investigation of the Company, Buyer and its Affiliates have received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and 44 certain business plan information of the Company. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer and its Affiliates are familiar with such uncertainties, that Buyer and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer and its Affiliates shall have no claim against Seller, the Company, any of their Affiliates or any Representatives of any of the foregoing with respect thereto, other than in the case of fraud. 6.9 Employee Matters. (a) Until March 31, 2019, Buyer will cause the Company and the Subsidiary to provide to each employee of the Company and the Subsidiary immediately prior to the Closing who remains employed by the Company or the Subsidiary (collectively, the “Continuing Employees”) (i) annual base salary, wages, and target cash bonuses that are no less favorable in the aggregate than the annual base salary, wages and target cash bonuses (excluding equity incentives), in the aggregate, provided to such employees prior to the Closing; and (ii) employee benefits that are no less favorable, in the aggregate, than those provided to Continuing Employees under the Employee Plans immediately prior to the Closing. (b) With respect to any employee benefit plan, program, practice, policy or arrangement of the Buyer and its Affiliates in which any Continuing Employee becomes eligible to participate on or after the Closing Date (a “Buyer Benefit Plan”), the Buyer shall use reasonable best efforts to (or shall use reasonable best efforts to cause its Affiliates to): (i) waive all pre-existing condition exclusions or limitations and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any such Buyer Benefit Plan providing welfare benefits to the extent waived under the corresponding Employee Plan; (ii) provide such employee and his or her eligible dependents with credit for any co- payments, co-insurance and deductibles paid prior to becoming eligible to participate in any such Buyer Benefit Plan providing group health benefits under the analogous Employee Plan (to the same extent that such credit was given under such Employee Plan) in satisfying any applicable deductible requirements under such Buyer Benefit Plan during the plan year in which such participation begins; and (iii) give credit to each Continuing Employee for such Continuing Employee’s years of service with the Company or the Subsidiary (including recognition of all prior service with any entity that was recognized by the Company or the Subsidiary prior to the Closing Date), for all purposes under any such Buyer Benefit Plan (other than for benefit accruals under a defined benefit pension plan) to the same extent recognized under the corresponding Employee Plan. (c) From and after the Closing Date, the Buyer and the “buying group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) of which it is a part shall be solely responsible for providing COBRA continuation coverage pursuant to Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transactions contemplated by this Agreement and whose qualifying event occurs on or after the Closing Date. 45

(d) The parties hereby agree that none of the provisions in this Section 6.9 are intended to, and do not, confer upon any Person (including any employee of the Company or beneficiary or dependent thereof), other than Seller and Buyer, any rights or remedies (including any third-party beneficiary rights) hereunder, including the right to enforce any obligations of Seller or Buyer and its Affiliates contained herein. Nothing herein shall be deemed to limit the right of Buyer, the Company, the Subsidiary or their Affiliates from terminating the employment of, or changing the terms and conditions of employment of, any Continuing Employee, and nothing herein shall be deemed to amend any Employee Plan, Buyer Benefit Plan, or other employee benefit plan, program or arrangement. 6.10 Financing. (a) Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Equity Commitment Letter and the Debt Commitment Letter, including maintaining in effect the Equity Commitment Letter and the Debt Commitment Letter and using reasonable best efforts to, as promptly as possible, satisfy on a timely basis all conditions applicable to Buyer obtaining the Financing set forth therein (including by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letter and the Debt Financing pursuant to the terms of the Debt Commitment Letter). Buyer shall give Seller prompt written notice (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a breach or default) by any party to the Equity Commitment Letter or the Debt Commitment Letter of which Buyer becomes aware, (ii) of the receipt of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter or the Debt Commitment Letter or (B) material dispute or disagreement between or among any parties to the Equity Commitment Letter or the Debt Commitment Letter (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing), (iii) in the event Buyer becomes aware that any portion of the Financing is not reasonably likely to be available to consummate the transactions contemplated by this Agreement and (iv) of any termination of the Equity Commitment Letter or the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Buyer shall, without limiting the obligations of Buyer set forth in the immediately following sentence, use reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, on terms in the aggregate not materially less favorable to Buyer (in the reasonable judgment of Buyer) than the Debt Financing contemplated by the Debt Commitment Letter in an amount sufficient to consummate the transactions contemplated hereby (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 6.10 and Section 9.9 shall be applicable to the Alternative Financing, and, for the purposes of this Section 6.10 and Section 9.9, all references to the Debt Financing shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letter shall include the applicable documents for the Alternative Financing and all references to the Debt Financing Sources shall include the Persons providing or arranging the Alternative Financing. Buyer shall not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter if such amendment, 46 modification or waiver would (A) reduce the aggregate amount of proceeds from the Financing available to fund the amounts required to be paid by Buyer under this Agreement below the amount required to consummate the transactions contemplated by this Agreement, (B) expand upon the conditions precedent to the receipt of the Financing in a respect that would make such conditions materially less likely to be satisfied by the Closing Date or (C) otherwise reasonably be expected to prevent or materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement. (b) Prior to the Closing, Seller shall use its reasonable best efforts, and shall cause the Company and the Subsidiary to use their reasonable best efforts to provide, to the extent within their applicable control, Buyer, such customary cooperation reasonably requested by Buyer, at Buyer’s sole expense, in connection with the Debt Financing (provided, however, that such requests shall not unreasonably interfere with the ongoing operations of Seller and its Affiliates, including the Company and the Subsidiary), including using its reasonable best efforts to do the following: (i) furnishing Buyer with such financial information set forth in paragraph number 5 of the Debt Commitment Letter (the “Required Financial Information”) and other customary financial information as reasonably requested by Buyer to enable Buyer to prepare pro forma financial statements, in each case, to the extent customary and reasonably required pursuant to such Debt Financing and to the extent reasonably available; (ii) causing a member of the Company’s management team, with appropriate seniority and expertise, at reasonable times and upon reasonable notice, to participate in a limited number of presentations to and meetings with the Debt Financing Sources; (iii) (A) assisting with the preparation of customary syndication documents and materials required or reasonably requested by the Debt Financing Sources in connection with the Debt Financing; provided, however, that any such customary syndication documents and materials shall contain disclosure and pro forma financial statements reflecting Buyer as the obligor; and (B) executing and delivering customary authorization letters relating to the Debt Financing; (iv) (A) to assist in the preparation of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, and customary officer’s and other closing certificates) as may reasonably be requested; and (B) to facilitate the pledging of collateral, it being understood that such documents will not take effect until on or after the Closing; (v) obtaining any Lien releases, terminations and instruments of discharge (including UCC termination statements); and (vi) furnishing Buyer promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, that has been reasonably requested by Buyer in writing, at least 10 days prior to the Closing Date. (c) Notwithstanding the requirements of Section 6.10(b), (i) Buyer shall be solely responsible for provision of any post-Closing pro forma financial information, including cost savings, synergies, capitalization, ownership or other pro forma adjustments and any financial projections of the Company for and after the Closing, (ii) neither the Company nor the Subsidiary or their respective Representatives shall be required to enter into any certificate, document, agreement or instrument which will be effective prior to the Closing, (iii) none of Seller, the Company or the Subsidiary will be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Closing, and (iv) nothing herein shall 47 require cooperation or assistance from a Seller, Company or Subsidiary director, officer or employee to the extent such director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by the Buyer. (d) Buyer will promptly, upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller, the Company or the Subsidiary in connection with the cooperation of Seller, the Company and the Subsidiary contemplated by Section 6.10(b). Buyer will indemnify and hold harmless Seller, the Company, the Subsidiary and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.10) and any information used in connection therewith. 6.11 R&W Policy. Prior to the Closing Date, Buyer shall obtain the R&W Policy, and Seller agrees to reasonably cooperate with Buyer in connection therewith, provided that such R&W Policy will contain customary terms and conditions, including without limitation, the insurer thereunder expressly waiving and agreeing not to pursue, directly or indirectly, any subrogation rights against the Seller or its Affiliates (other than in connection with fraud by Seller or its Affiliates) with respect to any claim made by any insured thereunder. From and after the issuance of the R&W Policy, Buyer shall not amend the R&W Policy in any manner adverse to Seller without the Seller’s prior written consent or which would otherwise give the insurer thereunder a right to pursue, directly or indirectly, any subrogation rights against Seller or its Affiliates (other than in connection with fraud by Seller or any of its Affiliates). 6.12 Insurance Policies. From and after the Closing Date, the Company and the Subsidiary shall cease to be insured by the insurance policies of the Seller Guarantor or any of its Affiliates; provided, however, that the Company and the Subsidiary shall have the benefit from any Seller Guarantor or any of its Affiliates’ occurrence-based insurance policies that may provide coverage for claims relating to the Company or the Subsidiary prior to the Closing. In furtherance of the foregoing sentence, Seller shall use reasonable efforts to cooperate with Buyer to make available to Buyer any third party insurance benefits and proceeds, if any, in respect of any third party claims relating to the Company or the Subsidiary prior to the Closing under any insurance policy of the Seller Guarantor or its Affiliates. In connection therewith, Buyer shall be responsible for any obligations of Seller related to such cooperation, including any deductibles, retentions or retrospectively-rated premiums, Taxes suffered on the proceeds, or any reasonable out of pocket expenses suffered or incurred by the Seller or its Affiliates in connection with such cooperation. Buyer acknowledges that Seller and Seller Guarantor make no representations, warranties or covenants that any of such insurance policies provide any specific insurance coverage or that any insurance proceeds will be available. 6.13 Release of Escrow. On the date that is 18 months after the Closing Date, the Buyer and the Seller shall jointly instruct the Escrow Agent to disburse from the Adjustment Escrow Fund to the Seller by wire transfer of immediately available funds an amount equal to the amount remaining, if any, in the Adjustment Escrow Fund, less the amount of any Outstanding Claims as of such date. Any amounts left in the Adjustment Escrow Fund with respect to such Outstanding Claims pursuant to the foregoing sentence shall subsequently be disbursed in accordance with the terms of the Escrow Agreement. 48

ARTICLE VII CONDITIONS TO CLOSING 7.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver (if permitted by applicable Law) in writing by the Seller in its sole discretion, at or prior to the Closing of each of the following conditions: (a) The representations and warranties of Buyer set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct would not have, either individually or in the aggregate, a Material Adverse Effect on Buyer. (b) Buyer must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing. (c) Buyer must have delivered or caused to be delivered to Seller the items required by Sections 3.3(b) - 3.3(g). (d) None of the parties hereto will be subject to any Law or any temporary, preliminary or permanent restraining Order of a court of competent jurisdiction that makes consummation of the transactions contemplated by this Agreement illegal (substantially on the terms contemplated by this Agreement) or otherwise prohibits the consummation of the transactions contemplated by this Agreement. 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver (if permitted by applicable Law) in writing by the Buyer in its sole discretion, at or prior to the Closing of each of the following conditions: (a) The representations and warranties of Seller set forth in (i) the Fundamental Reps must be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), and (ii) this Agreement and not referenced in clause (i) must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct would not have, either individually or in the aggregate, a Material Adverse Effect on Seller. (b) Seller must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. (c) Seller must have delivered or caused to be delivered to Buyer the items required by Section 3.2. 49

(d) None of the parties hereto will be subject to any Law or any temporary, preliminary or permanent restraining Order of a court of competent jurisdiction that makes consummation of the transactions contemplated by this Agreement illegal (substantially on the terms contemplated by this Agreement) or otherwise prohibits the consummation of the transactions contemplated by this Agreement. (e) At or prior to the Closing, the Acuity Assets shall have been assigned to the Company pursuant to assignment documentation in form and substance reasonably satisfactory to the Buyer. (f) No effect, change, condition, occurrence, event, circumstance, result, state of facts or development shall have occurred since the date of this Agreement that has had or would reasonably be expected to have a Material Adverse Effect on the Seller. 7.3 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by and subject to Section 6.6. ARTICLE VIII TERMINATION OF AGREEMENT 8.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing: (a) by the mutual written consent of Buyer and Seller; (b) by Buyer or Seller, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to August 31, 2018, which date may be extended by either Buyer or Seller (in its sole discretion) for up to five Business Days upon written notice to the other party, or such later date, if any, as Buyer and Seller agree upon in writing (the “Termination Date”); provided, however, that the right to extend the Termination Date or terminate this Agreement pursuant to this Section 8.1(b) is not available to any party hereto whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time; (c) by Buyer or Seller, upon written notice to the other party, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company or the Subsidiary does business has issued an Order or any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) is not available to any party hereto whose breach of any provision of this Agreement results in or causes such Order or other action; (d) by Seller, upon written notice to Buyer if: (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 7.1(b) would not be satisfied at Closing; or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 50

7.1(a) would not be satisfied at Closing, and, in the case of clauses (i) and (ii) of this Section 8.1(d), such breach or failure to perform is incapable of being cured by Buyer by the Termination Date; provided that Seller may not terminate pursuant to this Section 8.1(d) if the Seller is in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b); (e) by Buyer, upon written notice to Seller if: (i) Seller has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 7.2(b) would not be satisfied at Closing; or (ii) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied at Closing, and, in the case of clauses (i) and (ii) of this Section 8.1(d), such breach or failure to perform is incapable of being cured by Seller by the Termination Date; provided that Buyer may not terminate pursuant to this Section 8.1(d) if the Buyer is in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of the conditions set forth in Section 7.1(a) or Section 7.1(b); (f) by Seller, if (i) all of the conditions set forth in Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied and other than those conditions that have not been satisfied as a result of Buyer’s breach of this Agreement or the Debt Commitment Letter) have been satisfied or waived, (ii) Seller has confirmed irrevocably in writing to Buyer that (A) all of the conditions set forth in Section 7.1 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by Seller and (B) Seller is prepared to consummate the Closing; provided that such confirmation shall not be delivered earlier than the date that the Closing should have occurred pursuant to Section 3.1, and (iii) Buyer fails to consummate the Closing within two Business Days following the date on which the confirmation has been delivered to Buyer; provided further, that, for the avoidance of doubt, during such two Business Day period following the date on which the confirmation has been delivered to Buyer, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b); or (g) by Seller, in the event that Seller Guarantor enters into a definitive written agreement with respect to a Permitted Alternative Transaction that includes the acquisition, whether directly or indirectly, of the Company and the Subsidiary. Notwithstanding the foregoing, the parties hereto agree that no party shall have the right to terminate this Agreement pursuant to Section 8.1(b) during the pendency of a legal proceeding by the other party for specific performance pursuant to Section 9.9. 8.2 Effect of Termination. (a) In the event of termination of this Agreement pursuant to Section 8.1 by either Buyer or Seller, this Agreement will become void and have no effect, without any liability or obligation on the part of Buyer or Seller, other than the provisions of Section 6.2(b), Section 6.3, this Section 8.2, Section 9.9 and Article XI, which will survive any termination of this Agreement; provided, however, that, subject to Sections 8.2(b) through 8.2(e), nothing herein will relieve any party hereto from any liability for claims for 51 material and intentional breach by such party of its covenants or agreements set forth in this Agreement prior to the Closing. The Confidentiality Agreement shall not be affected by a termination of this Agreement. (b) In the event that this Agreement is terminated (i) by Seller pursuant to Sections 8.1(d) or 8.1(f) or (ii) by Seller or Buyer pursuant to Section 8.1(b) (provided, that neither party shall have the right to terminate this Agreement pursuant to Section 8.1(b) during the pendency of a legal proceeding by the other party for specific performance pursuant to Section 9.9, and Buyer shall not be permitted to pay the Termination Fee during the pendency of any such a legal proceeding by Seller) at a time when this Agreement was terminable by Seller pursuant to Section 8.1(d) (determined without regard to any applicable cure period otherwise available thereunder) or Section 8.1(f), then, in either case, Buyer shall promptly, but in no event later than five Business Days after the date of such termination, pay or cause to be paid to Seller or its designees an amount equal to $2,500,000 (the “Termination Fee”) by wire transfer of immediately available funds. If Buyer fails to pay the Termination Fee when due, and, in order to obtain such payment, Seller or its Affiliates commence an Action that results in a judgment against Buyer for the Termination Fee, Buyer shall pay to Seller, together with the Termination Fee, (A) interest on the Termination Fee from the date of termination of this Agreement at a rate per annum equal to the rate per annum published in the Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period plus 4.0% and (B) Seller’s costs and expenses (including reasonable attorneys’ fees) in connection with such Action. Without limiting Section 9.9, solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is a liquidated damage, and not a penalty. For the avoidance of doubt, in no event shall Buyer be required to pay the Termination Fee on more than one occasion. (c) In the event that this Agreement is terminated by Seller pursuant to Section 8.1(g), then Seller shall promptly, but in no event later than five Business Days after the date of such termination, pay or cause to be paid to Buyer or its designees an amount equal to $2,500,000 (the “Break Fee”) by wire transfer of immediately available funds. If Seller fails to pay the Break Fee when due, and, in order to obtain such payment, Buyer or its Affiliates commence an Action that results in a judgment against Seller for the Break Fee, Seller shall pay to Buyer, together with the Break Fee, (A) interest on the Break Fee from the date of termination of this Agreement at a rate per annum equal to the rate per annum published in the Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period plus 4.0% and (B) Buyer’s costs and expenses (including reasonable attorneys’ fees) in connection with such Action. Without limiting Section 9.9, solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Break Fee or expanding the circumstances in which the Break Fee is to be paid, it is agreed that the Break Fee is a liquidated damage, and not a penalty. For the avoidance of doubt, in no event shall Seller be required to pay the Break Fee on more than one occasion. (d) Any claim or cause of action based upon, arising out of, or related to this Agreement, the Debt Commitment Letter or any other Transaction Agreement may only be brought against Persons that are expressly named as parties hereto or thereto, respectively. Notwithstanding anything herein to the contrary, each of the Seller and the Company (and their respective former or current stockholders, directors, officers, 52 employees, Affiliates, attorneys, accountants or agents) hereby waives any rights or claims against any Debt Financing Source with respect to the Debt Financing whether at law or equity, in contract, tort or otherwise. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, Affiliates, general or limited partners or assignees of Seller, Buyer or any former, current or future direct or indirect equity holder, controlling Person, stockholder, director, officer, employee, member, manager, general or limited partner, Affiliate, agent or assignee of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Seller or Buyer under this Agreement or of or for any Action based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of any party or other Person or otherwise. In no event will the Seller be entitled to specific performance of this Agreement if Buyer pays the Termination Fee in accordance with the terms of this Agreement, and the Seller’s receipt of the Termination Fee pursuant to and in accordance with Section 8.1(b) or the right to specific performance of this Agreement by Seller pursuant to Section 9.9 shall be the sole and exclusive remedies of the Seller and its former, current, or future stockholders, directors, officers, employees, Affiliates, attorneys, accountants or agents, and in no event shall any of the foregoing Persons be entitled to seek or obtain any recovery or judgment in excess of the Termination Fee pursuant to Section 8.1(b), against Buyer, any Debt Financing Sources, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates, Representatives, attorneys, accountants or agents, or, any of their respective assets for any liability or Damages suffered with respect to this Agreement and the transactions contemplated under this Agreement (including any breach or failure to perform by Buyer, whether willfully, intentionally, unintentionally or otherwise), the termination of this Agreement, the failure of the transactions contemplated under this Agreement to be consummated for any reason or no reason or any breach of this Agreement by Buyer, and upon payment of the Termination Fee, none of Buyer, the Debt Financing Sources, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates, agents or Representatives shall have any further liability or obligation to the Seller relating to or arising out of this Agreement or the transactions contemplated under this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure. For the avoidance of doubt (and notwithstanding anything to the contrary), the Buyer shall not have the right to terminate this Agreement pursuant to Section 8.1(b) (nor shall Buyer be permitted to pay the Termination Fee) during the pendency of a legal proceeding by the other party for specific performance pursuant to Section 9.9. (e) The parties hereto acknowledge that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement under the circumstances set forth in Sections 8.2(b) and 8.2(c), the right to such payment constitutes a reasonable estimate of the Losses that will be suffered by reason of any such termination of this 53

Agreement and constitutes liquidated damages (and not a penalty), and that, without these agreements, the parties would not enter into this Agreement. ARTICLE IX REMEDIES 9.1 Survival. The representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing but only to the extent specified in this Section 9.1. (a) All covenants and agreements contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof prior to the Closing will survive until the 12-month anniversary of the Closing Date. All covenants and agreements contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof following the Closing will survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed. (b) The representations and warranties of Seller contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing Date until the 12-month anniversary of the Closing Date, provided, however that notwithstanding the foregoing, (i) the Fundamental Reps will survive the Closing Date until the three year anniversary of the Closing Date; and (ii) the representations and warranties set forth in Sections 4.7 (Taxes) (the “Tax Rep”), 4.13 (Employee Benefit Plans) and 4.26 (Government Contracts) will survive the Closing Date until the six year anniversary of the Closing Date. Following the applicable expiration date, all representations and warranties and any claim for indemnification brought by Buyer on account thereof will terminate. (c) The representations and warranties of Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing Date until the 12-month anniversary of the Closing Date. Following the applicable expiration date, all representations and warranties and any claim for indemnification brought by Seller on account thereof will terminate. (d) The ability of any Person to receive indemnification under Sections 9.2 or 9.3 shall terminate on the applicable termination date set forth in this Section 9.1, unless such Person shall have made a claim for indemnification pursuant to Sections 9.2 or 9.3, prior to such date, as applicable. If a Person has made a claim for indemnification pursuant to Sections 9.2 or 9.3 prior to such termination date, then such claim (and only such claim for such Loss incurred), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in this Section and shall survive until final determination in accordance with this Article IX. 9.2 Indemnification by Buyer. Subject to the limitations set forth in this Article IX (including the provisions of Section 9.1), from and after the Closing, Buyer will indemnify and hold harmless Seller and its successors and permitted assigns, and the officers, employees, directors, managers, members, partners and equityholders of Seller (collectively, the “ Seller Indemnitees”) from and against, and will pay to the Seller Indemnitees the amount of, any and 54 all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees), disbursements and causes of action of every kind and nature (collectively, “Losses”) suffered or incurred by any of the Seller Indemnitees following the Closing to the extent such Losses result from or arise out of: (a) any breach of or inaccuracy in the representations and warranties of Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto); or (b) any breach of the covenants or agreements of Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto). 9.3 Indemnification by Seller. Subject to the limitations set forth in this Article IX (including the provisions of Section 9.1), from and after the Closing, Seller will indemnify and hold harmless Buyer and its successors and permitted assigns, and the officers, employees, directors, managers, members, partners and equityholders of Buyer (collectively, the “Buyer Indemnitees”) from and against, and will pay to the Buyer Indemnitees the amount of, any and all Losses suffered or incurred by any of the Buyer Indemnitees following the Closing to the extent such Losses result from or arise out of: (a) any breach of or inaccuracy in the representations and warranties of Seller contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto); (b) any breach of the covenants or agreements of Seller contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto); (c) Seller Taxes (including each of the items set forth on Schedule 4.7); (d) any of the matters set forth on Schedule 9.3; and (e) the Specified Matter, as such term is defined in the R&W Policy. 9.4 Exclusive Remedy. The parties hereto agree that, from and after the Closing, other than in the case of fraud, the sole and exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements and certificates delivered pursuant to this Agreement) and the transactions contemplated hereby, whether based in contract, tort, equity or Law, are the indemnification and reimbursement obligations of the parties set forth in this Article IX and the R&W Policy; provided that notwithstanding the foregoing, the parties agree that recovery with respect to disputes referenced in Section 2.3 shall not be limited by this Section 9.4. The provisions of this Section 9.4 shall not, however, prevent or limit a cause of action under Section 9.9 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof. 9.5 Limitations on Indemnification Payments to Seller Indemnitees. Notwithstanding anything in this Agreement to the contrary (including Section 9.2), the right of the Seller Indemnitees to indemnification is limited as follows: (a) The Seller Indemnitees’ right to indemnification pursuant to Section 9.2 on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Seller Indemnitees. The Seller Indemnitees shall use reasonable best efforts to claim and recover any Losses suffered by the Seller Indemnitees under all such insurance policies and other third party indemnities. If the Seller Indemnitees receive any payment from the Buyer in respect of any Losses pursuant to Section 9.2 and subsequently recover all or a part of such Losses from a third party under any insurance policy, indemnity, reimbursement arrangement, or contract, such payment from the third party shall be distributed: (i) first, to the Seller Indemnitees in the amount of any deductible or similar amount required to be paid by the Seller Indemnitees in connection with such insurance policy, indemnity, 55 reimbursement arrangement or contract, (ii) second, to the Buyer in the amount paid to the Seller Indemnitees by the Buyer in respect of such Losses, and (iii) the balance, if any, to the Seller Indemnitees. No payment shall be due under this Section 9.5(a) to the Buyer to the extent that the Losses with respect to which the payment was received from the third party were determined net of insurance or other recoveries pursuant to this Section 9.5(a). (b) The Seller Indemnitees will not be entitled to indemnification pursuant to Section 9.2 for exemplary damages or punitive damages, other than as may be payable to a third Person under a Third Party Claim. 9.6 Limitations on Indemnification Payments to Buyer Indemnitees. Notwithstanding anything in this Agreement to the contrary (including Section 9.3), the right of the Buyer Indemnitees to indemnification is limited as follows: (a) The Buyer Indemnitees will be entitled to indemnification pursuant to Section 9.3 on account of any Losses arising with respect to the matters described in Section 9.3(a) to the extent (but only to the extent) that the aggregate amount of all Losses suffered by the Buyer Indemnitees with respect to such matters exceeds $675,000 (the “Indemnification Basket”) after which point Seller will be liable only for Losses in excess of such amount; provided that the Indemnification Basket shall be inapplicable in the case of a breach of any Fundamental Rep or any breach in the case of fraud. (b) In no event will Seller’s liability to Buyer Indemnitees pursuant to Section 9.3 on account of any Losses arising with respect to the matters described in Section 9.3(a) (other than the Fundamental Reps, the Tax Rep or any breach in the case of fraud) exceed $15,000,000, in the aggregate. (c) In no event will Seller’s liability to Buyer Indemnitees pursuant to Section 9.3 on account of any Losses arising with respect to the matters described in Section 9.3(e) exceed $14,500,000, in the aggregate. (d) In no event will Seller’s liability to Buyer Indemnitees under this Agreement exceed, in the aggregate, the proceeds received from Buyer in the form of cash pursuant to this Agreement (including any adjustment to Purchase Price, as finally determined pursuant to Section 2.3(e)). (e) The Buyer Indemnitees’ right to indemnification pursuant to Section 9.3 on account of any Losses will be reduced by all insurance (including the R&W Policy) or other third party indemnification proceeds actually received by the Buyer Indemnitees. Buyer shall use reasonable best efforts to claim and recover any Losses suffered by the Buyer Indemnitees under all such insurance policies and other third party indemnities. If the Buyer Indemnitees receive any payment from the Seller in respect of any Losses pursuant to Section 9.3 and subsequently recover all or a part of such Losses from a third party under any insurance policy, indemnity, reimbursement arrangement, or contract, such payment from the third party shall be distributed: (i) first, to the Buyer Indemnitees in the amount of any deductible or similar amount required to be paid by the Buyer Indemnitees in connection with such insurance policy, indemnity, reimbursement arrangement or contract, (ii) second, to the Seller in the amount paid to the Buyer Indemnitees by the Seller in respect of such Losses, and (iii) the balance, if any, to the 56

Buyer Indemnitees. No payment shall be due under this Section 9.6(e) to the Seller to the extent that the Losses with respect to which the payment was received from the third party were determined net of insurance or other recoveries pursuant to this Section 9.6(e). (f) The Buyer Indemnitees will not be entitled to indemnification pursuant to Section 9.3 for Losses to the extent specifically accounted for in the calculation of the Purchase Price, as finally determined pursuant to Section 2.3. (g) Both for purposes of determining breach and for calculating the amount of any Loss arising from a breach of any representation or warranty subject to indemnification under Section 9.3(a) (other than with respect to a breach of the representations and warranties set forth in clause (y) of Section 4.19), all “material,” “materially,” “in all material respects,” “Material Adverse Effect,” and other like qualifications shall be disregarded. (h) No Buyer Indemnitee shall be entitled to be compensated more than once for the same Loss. (i) Notwithstanding anything contained in Article IX to the contrary, in the event of any inconsistency between the indemnification provisions contained in this Article IX and the R&W Policy, the R&W Policy shall control with respect to claims made pursuant to the R&W Policy. (j) The Buyer Indemnitees’ right to indemnification pursuant to Section 9.3 on account of any Loss will be reduced by an amount equal to the net present value of any tax benefit actually received by the Buyer Indemnitees taking into account (a) any actual reduction in cash Taxes payable by the Buyer Indemnitees (or an Affiliate thereof) as a result of the incurrence or payment of such Loss and (b) the reduction or loss of any deduction resulting from a reduced asset basis attributable to the indemnification payment being treated as a reduction in the purchase price, in each case, in the Tax period in which such Loss is paid or incurred or in the immediately succeeding Tax period thereafter, determined on a “with and without” basis. (k) The Buyer Indemnitees will not have the right to indemnification under this Agreement for any Losses to the extent such Losses are based on Taxes: (i) attributable to taxable periods (or portions thereof) beginning after the Closing Date, other than by reason of a breach of the representations or warrants contained in Sections 4.7(j), 4.7(k), 4.7(l) or the covenants in Article X; (ii) resulting from transactions or actions taken by Buyer, the Company, the Subsidiary or any of their respective Affiliates on the Closing Date after the Closing that are not specifically contemplated by this Agreement and are outside the ordinary course of business consistent with past practice; or (iii) that result from Buyer’s breach of any of the covenants contained in Article X. 9.7 Order of Recovery. Notwithstanding anything in this Agreement to the contrary, but subject to the limitations set forth in this Article IX, except in the case of fraud, any claim for indemnification by the Buyer Indemnitees shall be recovered in the following orders of priority: (a) any Losses claimed by Buyer Indemnitees pursuant to Section 9.3(a) other than breaches of the Fundamental Reps, the Tax Rep and claims of fraud shall: (i) 57 first, be applied against the Indemnification Basket, and shall not be recoverable, unless and until the aggregate amount of Losses sustained by the indemnified party under Section 9.3(a) exceeds the Indemnification Basket, and then only to the extent of such excess and (ii) second, be recoverable from the R&W Policy in accordance with the terms and subject to the limitations set forth therein, which shall be the sole recourse for all breaches of representations and warranties of Seller (other than the Fundamental Reps, the Tax Rep and claims for fraud); (b) any Losses claimed by Buyer Indemnitees pursuant to Section 9.3(a) for breaches of the Fundamental Reps shall: (i) first, be recoverable from the Adjustment Escrow Fund (to the extent then available) in an amount equal to the difference between (A) the Indemnification Basket less (B) the total Losses already applied to the Indemnification Basket pursuant to Sections 9.7(a), 9.7(c) or 9.7(e) at the time of recovery, (ii) second, be recoverable from the R&W Policy in accordance with the terms and subject to the limitations set forth therein, (iii) third, be recoverable from the Adjustment Escrow Fund (to the extent then available), and (iv) finally, be recoverable directly from Seller solely for Losses resulting therefrom that are in excess of the amounts then remaining in the Adjustment Escrow Fund, together with the amounts recovered under the R&W Policy limit; (c) any Losses claimed by Buyer Indemnitees pursuant to Section 9.3(a) for breaches of the Tax Rep shall: (i) first, be applied against the Indemnification Basket, and shall not be recoverable, unless and until the aggregate amount of Losses sustained by the indemnified party under Section 9.3(a) exceeds the Indemnification Basket, and then only to the extent of such excess, (ii) second, be recoverable from the R&W Policy in accordance with the terms and subject to the limitations set forth therein, (iii) third, be recoverable from the Adjustment Escrow Fund (to the extent then available), and (iv) finally, be recoverable directly from Seller solely for Losses resulting therefrom that are in excess of the amounts then remaining in the Adjustment Escrow Fund, together with the amounts recovered under the R&W Policy limit; (d) any Losses claimed by Buyer Indemnitees pursuant to Sections 9.3(b), 9.3(c) and 9.3(d) shall be recoverable first, from the Adjustment Escrow Fund (to the extent then available) and second, from Seller directly, but subject to the limitations in Section 9.6; and (e) any Losses claimed by Buyer Indemnitees pursuant to Section 9.3(e) shall: (i) first, be recoverable from the Adjustment Escrow Fund (to the extent then available) in an amount equal to the difference between (A) the Indemnification Basket less (B) the total Losses already applied to the Indemnification Basket pursuant to Sections 9.7(a), 9.7(b) or 9.7(c) at the time of recovery, (ii) second, be recoverable from the R&W Policy in accordance with the terms and subject to the limitations set forth therein in respect of the Specified Matter, (iii) third, be recoverable from the Adjustment Escrow Fund (to the extent then available), and (iv) finally, be recoverable directly from Seller solely for Losses resulting therefrom that are in excess of the amounts then remaining in the Adjustment Escrow Fund, together with the amounts recovered under the R&W Policy in respect of the Specified Matter. 58

9.8 Procedures. (a) Notice of Losses by Seller Indemnitee. Subject to the limitations set forth in this Article IX, if any Seller Indemnitee believes in good faith belief that it has a claim for indemnification pursuant to Section 9.2 (a “Claim”), then Seller shall, as soon as reasonably practicable after it becomes aware of such Claim, give written notice thereof (a “Claims Notice”) to Buyer. A Claims Notice must describe the Claim in reasonable detail and set forth Seller’s good faith calculation of the Losses incurred or that may be incurred by the applicable Seller Indemnitee with respect thereto (or good faith estimate thereof, in the event amount cannot be reasonably determined at the time). No delay in or failure to give a Claims Notice by Seller to Buyer pursuant to this Section 9.8(a) will adversely affect any of the other rights or remedies that Seller has under this Agreement, or alter or relieve Buyer of its obligation to indemnify the applicable Seller Indemnitee, except and only to the extent that Buyer is materially prejudiced thereby. Buyer shall respond to Seller (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claims Notice is sent by Seller. Any Claim Response must specify whether or not Buyer disputes the Claim described in the Claims Notice. If Buyer fails to give a Claim Response within the Response Period, then Buyer will be deemed not to dispute the Claim described in the related Claims Notice. If Buyer elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of Buyer, and Buyer shall pay, in cash, to Seller within 15 days after the last day of the applicable Response Period the amount specified in the Claims Notice. If Buyer delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, then Buyer and Seller shall promptly meet and use their reasonable efforts to settle the dispute. If Buyer and Seller are unable to reach agreement within 30 days after the conclusion of the Response Period, then either Buyer or Seller may resort to other legal remedies, subject to the limitations set forth in this Article IX. (b) Notice of Losses by Buyer Indemnitee. (i) Claims Notice. Subject to the limitations set forth in this Article IX, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification pursuant to Section 9.3 (a “Buyer Claim”), then Buyer shall, as soon as reasonably practicable after it becomes aware of such Buyer Claim, notify Seller of such Buyer Claim by means of a written notice describing the Buyer Claim in reasonable detail and setting forth Buyer’s good faith calculation of the Losses incurred or that may be incurred by the applicable Buyer Indemnitee with respect thereto (or good faith estimate thereof, in the event amount cannot be reasonably determined at the time) (a “Buyer Claim Notice” and, together with a Claims Notice, a “Notice”). No delay in or failure to give a Claims Notice by Buyer to Seller pursuant to this Section 9.8(b)(i) will adversely affect any of the other rights or remedies that Buyer has under this Agreement, or alter or relieve Seller of its obligation to indemnify the applicable Buyer Indemnitee, except and only to the extent that Seller is materially prejudiced thereby. If, by the 30th day following receipt by Seller of a Buyer Claim Notice (the “Dispute Period”), Buyer has not received from Seller notice in writing that Seller objects to the Buyer Claim (or the amount of Losses set forth therein) asserted in such Buyer Claim Notice (a “Dispute Notice”), then then the amount of Losses alleged in such Buyer Claims Notice will be conclusively deemed to be 59 an obligation of Seller and Seller shall pay, in cash, to Buyer the amount of Losses specified in the Buyer Claim Notice, subject to the limitations contained in this Article IX. (ii) Disputes. If Seller delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and Seller shall promptly meet and use their reasonable best efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to reimbursement on account of such Buyer Claim. If Buyer and Seller are able to reach agreement within 30 days after Buyer receives such Dispute Notice, then Seller shall pay in cash, to Buyer an amount in accordance with such agreement, subject to the limitations contained in this Article IX. If Buyer and Seller are unable to reach agreement within 30 days after Buyer receives such Dispute Notice, then either Buyer or Seller may resort to other legal remedies, subject to the limitations set forth in this Article IX. For all purposes of this Article IX (including those pertaining to disputes under Section 9.8(a) and this Section 9.8(b)), Buyer and Seller shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes; provided, however, that no party shall be required to take any action or provide access to any information (x) that would require such party (inclusive of the Company and the Subsidiary) to disclose information subject to attorney-client privilege, that would conflict with any confidentiality obligations to which such party is bound or that would violate any applicable Law, or (y) related to any dispute or pending or threatened litigation between any of the parties and such information is reasonably pertinent thereto. (c) Opportunity to Defend Third Party Claims. Subject to Section 10.3, in the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder (a “Third Party Claim”), Buyer or Seller, as the party from which indemnification is sought, as applicable (each an “Indemnifying Party”), has the right, exercisable by written notice to the other party (the “Claiming Party”), within 60 days of receipt of a Notice from such Claiming Party, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Claiming Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claims (and, subject to the limitations contained herein, shall be liable for the reasonable fees and expenses of counsel incurred by the other party in defending such Third Party Claim): (i) if the Third Party Claim seeks an order, injunction or other equitable relief against the Claiming Party that cannot be separated from any related claim for money damages; (ii) in the case of a Third Party Claim against any Buyer Indemnitee, (x) if the assumption of the defense by the Indemnifying Party could cause any Buyer Indemnitee to lose coverage under the R&W Policy or (y) if a Buyer Indemnitee or any insurer under the R&W Policy is required to assume the defense of such Third Party Claim pursuant to the R&W Policy; or (iii) if in the event the Third Party Claim were to be unfavorably decided, the Claiming Party would be reasonably likely to be liable for Losses in excess of the amounts reasonably expected to be received from the Indemnifying Party. If the Indemnifying Party is permitted to and has assumed such defense as provided in this Section 9.8(c), then the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Claiming Party or Indemnitee in connection with the defense of such Third Party Claim. If the Indemnifying Party does not assume the 60 defense of any Third Party Claim in accordance with this Section 9.8(c), whether because the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest or otherwise, then the Claiming Party may continue to defend such claim at the sole cost of the Indemnifying Party (subject to the limitations set forth in this Article IX) and the Indemnifying Party may still participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense. Neither party will consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except that no consent of the Seller shall be required if failure to settle such Third Party Claim would reasonably be expected to cause any Buyer Indemnitee to lose coverage under the R&W Policy. In any such Third Party Claim, the party responsible for the defense of such claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including all settlement negotiations and offers. With respect to any Third Party Claim, the Claiming Party shall use reasonable best efforts to make available to the Responsible Party and its representatives all books and records of Claiming Party (including, if the Buyer is the Claiming Party, the Company and the Subsidiary) relating to such Third Party Claim and shall cooperate with the Responsible Party in the defense of the third party claim (at the expense of the Responsible Party); provided, however, that no party shall be required to provide access to any information or take any other action that would constitute a waiver of the attorney-client privilege or that would contravene any Law or binding agreement entered into prior to the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates, as the Indemnifying Party, shall have the sole right to control any Third Party Claim for Losses arising pursuant to Section 9.3(e). (d) Article X, and not this Section 9.8, shall control with respect to any Tax Claims. 9.9 Specific Performance. (a) Each party’s obligation under this Agreement is unique. If any party hereto should breach its covenants or agreements under this Agreement, the parties hereto each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, subject to Section 9.9(b), the non-breaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each party hereto expressly waives the defense that a remedy in damages will be adequate and any requirement under any Law to post security as a prerequisite to obtaining equitable relief. (b) Notwithstanding the foregoing, it is acknowledged and agreed that Seller shall only be entitled to specific performance or other equitable remedies to enforce Buyer’s obligations to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement, in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied, other than those conditions that have not been satisfied as a result of Buyer’s breach of this 61

Agreement or the Commitment Letters), (ii) Buyer fails to complete the Closing on the date the Closing should have occurred in accordance with Section 3.1, (iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iv) Seller has confirmed irrevocably in writing that the Closing will occur if specific performance is granted and the Debt Financing and Equity Financing are funded. (c) If a court of competent jurisdiction has declined to specifically enforce the obligations of Buyer to take all actions under this Agreement up to and including the consummation of the Closing pursuant to a claim for specific performance brought against Buyer pursuant to this Section 9.9, then the sole and exclusive remedy of Seller, will be payment of the Termination Fee in accordance with the terms and conditions of Section 8.2 (and the payment of any amounts pursuant to Section 6.10(d), if applicable). For the avoidance of doubt, while Seller may pursue both a grant of specific performance to the extent permitted by this Section 9.9 and the payment of the Termination Fee (and the payment of any amounts pursuant to Section 6.10(d), if applicable), under no circumstances shall Seller be permitted or entitled to receive both (i) a grant of specific performance to require Buyer to consummate the Closing (and the payment of any fees, costs and expenses (including legal fees) incurred by Seller and its Affiliates in connection with Seller’s pursuit of such grant of specific performance, which Buyer shall pay to Seller if Seller is actually granted specific performance in accordance with this Section 9.9) and (ii) payment of the Termination Fee (and the payment of any amounts pursuant to Section 6.10(d), if applicable). 9.10 Reserved. 9.11 Adjustment to Purchase Price. All indemnification payments made pursuant to this Article IX will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law. 9.12 Seller Parent Guarantee. Seller Guarantor hereby irrevocably, absolutely and unconditionally guarantees, as a primary obligation and not as a surety, to Buyer the payment and performance of the obligations of the Seller under Articles II and IX of this Agreement. This guaranty is an absolute, unconditional and continuing guaranty of payment and performance and not of collectability, irrespective of the validity, legality or enforceability of this Agreement or any Transaction Document. Seller Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Buyer, any of its Affiliates or any other entity or other person primarily or secondarily liable with respect to any of the guaranteed obligations, and all suretyship defenses generally. If any payment in respect of any of the guaranteed obligations is rescinded after receipt by the Buyer, the guaranty hereunder shall be automatically reinstated as if no such payment had ever been made. Seller Guarantor agrees that Buyer shall not be required to prosecute collection, enforcement or other remedies against Seller or to enforce or resort to any rights or remedies pertaining thereto, before calling on Seller Guarantor for payment or performance. Seller Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the obligations of the Seller Guarantor set forth in this Agreement and notice of or proof of reliance by Buyer upon this Section 9.12 or acceptance of this Section 9.12. The guaranty provided by the Seller Guarantor pursuant to this Section 9.12 is an unconditional guarantee of payment and not of collection and is in no way conditioned 62 upon any requirement that the Buyer or any other Person first attempt to collect any amounts from the Seller or resort to any security or other means of collecting payments required to be made by the Purchaser hereunder. Seller Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 9.12 are made knowingly in contemplation of such benefits. Seller Guarantor represents and warrants that (a) it is duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Seller Guarantor, enforceable against Seller Guarantor in accordance with its terms (except as may be limited by General Enforceability Exceptions), and (c) the execution, delivery and performance of this Agreement does not contravene any Law to which Seller Guarantor is subject or result in any breach of any Contract to which Seller Guarantor is a party, other than such contravention or breach that would not be material to Seller Guarantor or limit its ability to carry out the terms and provisions of this Agreement. Any agreement or arrangement with respect to, or effecting, an asset sale, distribution or liquidation of all or substantially all of Seller Guarantor’s assets in one or as series of transactions shall expressly provide for the assumption of the obligations of Seller Guarantor hereunder by the counterparty(ies) to such transaction. ARTICLE X TAX MATTERS 10.1 Straddle Periods. The Seller and the Buyer shall, if necessary and to the extent permitted by applicable Law, cause elections to be filed with the relevant tax authorities to treat the taxable year of the Company and the Subsidiary as terminated on the Closing Date. Nevertheless, whenever it is necessary to determine the liability for Taxes of the Company and the Subsidiary for a Straddle Period for purposes of this Agreement, any Taxes of the Company or the Subsidiary for any Straddle Period shall be apportioned between the portion of such Straddle Period up to and including the Closing Date and the portion of such Straddle Period that begins after the Closing Date, (a) in the case of Taxes other than (i) sales, use, value added, goods and service and other similar Taxes, (ii) employment Taxes, (iii) withholding Taxes, and (iv) any Tax based on or measured by income, receipts or profits, on a per diem basis and, (b) in the case of (i) sales, use, value added, goods and services and other similar Taxes, (ii) employment Taxes, (iii) withholding Taxes, and (iv) any Tax based on or measured by income, receipts or profits, on a “closing of the books” method as if the relevant Tax period ended as of the close of business on the Closing Date. For purposes of this Section 10.1, any exemption, deduction, credit or other item that is calculated on an annual basis without regard to actual economic activity shall be allocated to the portion of the Straddle Period in the same manner as that set forth in clause (a) of this Section 10.1. 10.2 Cooperation; Audits; Tax Returns. (a) In connection with the preparation of Tax Returns, the conduct of any Tax audit or examinations, and any administrative or judicial proceeding relating to Tax, Buyer and Seller shall cooperate fully with each other, as and to the extent reasonably requested by the other party, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes and any assessment or reassessment in respect of Taxes. Buyer shall, and shall cause the Company and the Subsidiary to, 63

(i) retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Seller, any extension thereof) for the respective taxable periods, and to abide by all record retention Laws and agreements entered into with any Taxing Authority, and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow Seller to take possession of such books and records. (b) Buyer and Seller shall, upon the other’s written request, use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated by this Agreement. (c) Seller shall prepare, or cause to be prepared, all Tax Returns of the Company and the Subsidiary for any Tax period ending on or prior to the Closing Date with an initial due date after the Closing Date, and Buyer shall prepare, or cause to be prepared, all Tax Returns of the Company or the Subsidiary for any Straddle Period with an initial due date after the Closing Date and for any Tax period beginning after the Closing Date. Any Tax Returns required to be prepared pursuant to this Section 10.2(c) for a Tax period ending on or before the Closing Date or any Straddle Period shall be prepared in a manner consistent with the past practice of Seller except as required by applicable Law or this Agreement. At least 30 days prior to the due date of any such Tax Return (after applicable extensions) that is an income Tax Return, or 15 days (or such short period as circumstances or the nature of the Tax Return may reasonably require) prior to the due date of any other such Tax Return (after applicable extensions) that is material but that is not an income tax Return, the party responsible for preparing such Tax Return will deliver such Tax Return to the other party for such other party’s review and comment, and the preparing party will incorporate in any such Tax Return any reasonable comments provided in writing by the other party within 10 days following receipt of such Tax Return. For the avoidance of doubt, this Section 10.2 shall not apply with respect to any Consolidated Tax Returns, which such Tax Returns shall be prepared and filed by Seller Guarantor. (d) Buyer shall file or cause to be filed all Tax Returns required to be prepared pursuant to Section 10.2(c) as any such Tax Return is finally prepared in accordance with Section 10.2(c). 10.3 Controversies. Notwithstanding Section 9.8(c), this Section 10.3 shall control with respect to any Tax Claims. Buyer shall promptly notify Seller upon receipt by Buyer or any Affiliate of Buyer of any notice of any Tax Claim from any Taxing Authority that could affect the Tax liability of Seller, including as a result of indemnification under this Agreement. Seller may, at its expense, participate in and, upon written notice to Buyer, assume the defense of any such Tax Claim; provided, however, that the failure to provide such notice as provided in this Section 10.3 will not affect Buyer’s right to indemnification under Section 9.3 except to the extent Seller’s defense of such matter is materially prejudiced by such failure. If Seller assumes such defense, then Seller shall have the authority, with respect to any Tax Claim, to represent the interests of the Company and the Subsidiary before the relevant Taxing Authority and Seller shall have the right to control the defense, compromise or other resolution of any such Tax Claim, subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of 64

Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Claim. Buyer shall have the right (but not the duty) to participate in the defense of such Tax Claim and to employ counsel, solely at its own expense, separate from the counsel employed by Seller. Seller sha ll not enter into any settlement of or otherwise compromise any such Tax Claim to the extent that it adversely affects the Tax liability of Buyer, the Company, the Subsidiary or any Affiliate of the foregoing for a post-Closing Tax period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Claim and will, in good faith, allow Buyer to consult with Seller regarding the conduct of or positions taken in any such proceeding. For the avoidance of doubt, pursuant to Section 10.7, this Section 10.3 does not apply to any Tax Claim related to any Consolidated Tax Return for any Pre-Closing Period. 10.4 Amendment of Tax Returns; Tax Elections; Contact with Tax Authorities. (a) Neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return of the Company or the Subsidiary with respect to a Pre-Closing Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. None of the Buyer, the Company, or the Subsidiary shall make or change any Tax election that is effective for Tax purposes on or before the Closing Date, including any Tax election (i) under Section 336 or Section 338 of the Code with respect to the transactions contemplated by this Agreement (except to the extent otherwise provided in Section 10.4(b)), and (ii) under Treasury Regulations Section 301.7701-3 (or any similar election under applicable state, local, or foreign Law) that is effective on or prior to the Closing Date. None of the Buyer, the Company, or the Subsidiary shall initiate any voluntary contact with any Taxing Authority relating to Taxes of the Company or the Subsidiary for any Pre-Closing Tax Period with any Taxing Authority without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. (b) With respect to the Seller's sale of the Shares hereunder, at Buyer’s option, Buyer and Seller shall jointly make all available elections pursuant to Section 338(h)(10) of the Code (or similar state and local elections) (collectively the “Section 338(h)(10) Elections”) in accordance with applicable Tax Laws. To the extent any Section 338(h)(10) Elections are made, Buyer and Seller agree to report the transfers under this Agreement consistent with the Section 338(h)(10) Elections, and shall take no position contrary thereto unless required to do so by applicable Law. (c) Buyer shall be responsible for the preparation and filing of all Section 338 Forms, including IRS Form 8023, in accordance with applicable Tax laws and the terms of this Agreement. The Purchase Price (and other amounts to be treated as consideration for Tax purposes) allocated to the Subsidiary Shares pursuant to Section 2.4(a) shall be further allocated among the assets of the Subsidiary, which allocation will be prepared and agreed to by the parties in a manner consistent with the procedures set forth in Section 2.4. The Seller shall deliver to the Buyer such documents or forms as are reasonably requested by Buyer to properly complete the Section 338 Forms, at least 65 days prior to the date such Section 338 Forms are required to be filed (or, if later, within 30 days of such request by Buyer). The Buyer shall deliver such documents and forms to the Seller in a form suitable for execution and in a form reasonably acceptable to Seller at least 45 days prior to the date such Section 338 Forms are required to be filed, and the Seller shall execute such documents or forms and deliver said executed 65

Section 338 Forms to the Buyer at least 20 days prior to the date such Section 338 Forms are required to be filed. 10.5 Certain Taxes. Each of Seller and Buyer shall be responsible for the timely payment of 50% of the Transfer Taxes incurred in connection with consummation of the transactions contemplated by this Agreement. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be prepared and filed by the party required by law to file such Tax Returns at the expense of the Seller. The parties shall cooperate in connection with the filing of any such Tax Returns for Transfer Taxes, including joining in the execution of such Tax Returns. 10.6 Refunds and Credits. Any Tax refund received by Buyer, the Company or the Subsidiary (or any of their respective Affiliates), and any amounts credited against any Tax in lieu of a Tax refund to which Buyer, the Company or the Subsidiary (or any of their respective Affiliates) shall become entitled, which refund or credit relates to a Pre-Closing Tax Period, shall be for the account of Seller; provided, that such amounts shall be net of (i) any reasonable third- party out-of-pocket costs incurred in obtaining such refund or credit and (ii) Tax imposed on such amount (such as federal income Taxes (if any) imposed on a state income Tax refund). Buyer shall pay, or cause to be paid, to Seller an amount equal to such refund or credit, which amounts shall be paid by Buyer within five Business Days after receipt or utilization thereof by bank wire transfer of immediately available funds to the accounts designated in writing by Seller to Buyer; provided, however, that if there is a subsequent reduction by the applicable Taxing Authority (or by virtue of a change in applicable Tax Law) of any amounts with respect to which a payment has been made to Seller pursuant to this Section 10.7, then Seller shall pay to Buyer an amount equal to such reduction (net of the amounts described in clauses (i) and (ii) above) plus interest and penalties. 10.7 Consolidated Items. Notwithstanding anything in this Agreement to the contrary, (i) Seller and its Affiliates will prepare and file or will cause to be prepared and filed all Consolidated Tax Returns, (ii) none of Seller or any of its Affiliates will be required to provide any Person with any Consolidated Tax Return or copy of any Consolidated Tax Return, including supporting Tax workpapers, and (iii) Seller and its Affiliates will have the exclusive right to control in all respects any Tax Claim and any other inquiry, audit, investigation, assessment or other proceeding with respect to any Consolidated Tax Return. For the avoidance of doubt, Seller and its Affiliates shall include the income of the Company and the Subsidiary (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on the Seller Guarantor’s Consolidated Tax Return for one or more Pre-Closing Tax Periods. 10.8 Tax Sharing Agreements. Any Tax sharing, Tax indemnity, Tax allocation or similar agreement with respect to or involving the Company or the Subsidiary, other than commercial Contracts not primarily relating to Taxes, shall be terminated as of the Closing Date and shall have no further effect for any Taxable year (whether the current year, a future year, or a past year). ARTICLE XI MISCELLANEOUS AND GENERAL 11.1 Expenses. Except as otherwise set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the 66 case of the Company, by the Company (if the transactions contemplated by this Agreement are not consummated), or by Seller (if the transactions contemplated by this Agreement are consummated), and, in the case of Buyer, by Buyer. 11.2 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party hereto; provided, however, that the Buyer may assign all or any portion of its rights under this Agreement to (i) any Affiliate of the Buyer (provided that Buyer shall remain liable for the obligations hereunder) or (ii) any lender to Buyer as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated by this Agreement and any refinancings, extensions, refundings or renewals of such financing arrangements, in each case, without the prior consent of the Seller. 11.3 Third Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any legal or equitable right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and permitted assigns; provided that the Debt Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on, Sections 8.2, 11.7, 11.9, 11.10, 11.11 and this Section 11.3. 11.4 Further Assurances. Subject to Section 6.6, (a) the parties hereto shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement, including as applicable, with respect to the Material Contracts, the Government Contracts, the Transaction Agreements and other agreements and documents contemplated by this Agreement and (b) shall cooperate affirmatively with the other parties hereto, to the extent reasonably requested by such other parties, to make available and enforce the rights and obligations of the parties, including with respect to the foregoing agreements, herein provided. 11.5 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and: (a) sent by facsimile transmission; (b) sent by electronic mail; (c) delivered in person; (d) mailed by first class registered or certified mail, postage prepaid; or (e) sent by Federal Express or other overnight courier of national reputation, in each case, addressed as follows (or in the case of delivery via e-mail, to the e-mail addresses previously provided by the parties): If to Seller: c/o Black Box Corporation 1000 Park Drive Lawrence, Pennsylvania 15055 Attention: Ron Basso, Executive Vice President, General Counsel and Secretary 67

with a copy (not constituting notice) to: Jones Day 500 Grant Street, Suite 4500 Pittsburgh, PA 15219 Attention: David A. Grubman Facsimile No.: (412) 394-7959 and with respect to Buyer to such address as Buyer notifies Seller (from time to time) in writing as above provided, or with respect to Seller to such other address as Seller notifies Buyer in writing as above provided. Each such notice or communication will be effective: (i) if given by facsimile, then when the successful sending of such facsimile is electronically confirmed; (ii) if given by electronic mail, then when confirmation of successful transmission is received; or (iii) if given by any other means specified in the first sentence of this Section 11.5, then upon delivery or refusal of delivery at the address specified in this Section 11.5. 11.6 Captions. The captions and headings contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. 11.7 Amendment; Waiver. This Agreement may be amended or modified only by an instrument in writing duly executed by Seller and Buyer. At any time, Seller or Buyer may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by Seller, if Seller is making the waiver, or Buyer, if Buyer is making the waiver. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Notwithstanding anything to the contrary contained herein, Sections 8.2, 11.3, 11.9, 11.10, 11.11 and this Section 11.7 (and any provision of this Agreement to the extent a modification or waiver of such provision would modify the substance of Sections 8.2, 11.3, 11.9, 11.10, 11.11 and this Section 11.7) may not be modified or waived in any manner that is materially adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources 11.8 Legal Representation. (a) Buyer further agrees that, as to all communications involving attorney- client confidences between and among Jones Day, as counsel for Seller, the Company, the Subsidiary or their respective Affiliates, Seller, the Company, the Subsidiary or their respective Affiliates made in connection with the transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer or any of its respective subsidiaries (including, following the Closing, the Company and the Subsidiary). The Privileged Communications are the property of Seller and, from and after the Closing, none of Buyer, its subsidiaries (including, following the Closing, the Company and the Subsidiary) or any Person purporting to act on behalf of or through Buyer or such subsidiaries will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. Buyer, and its respective 68 subsidiaries (including, following the Closing, the Company and the Subsidiary), together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of Seller or any of their respective Affiliates after the Closing. The Privileged Communications may be used by Seller or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement, including in any claim for indemnification brought by Buyer. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its respective subsidiaries and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, Buyer and its subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided that neither Buyer nor its subsidiaries (including, following the Closing, the Company and the Subsidiary) may waive such privilege without the prior written consent of Seller. (b) If Seller so desires, and without the need for any consent or waiver by the Company, the Subsidiary or Buyer, Jones Day shall be permitted to represent Seller or its Affiliates after the Closing in connection with any matter, including any matter related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Jones Day shall be permitted to represent Seller , its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, the Company, the Subsidiary or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company and the Subsidiary shall cease to have any attorney-client relationship with Jones Day, unless and to the extent Jones Day is specifically engaged in writing by the Company or the Subsidiary to represent such company after the Closing and either such engagement involves no conflict of interest with respect to Seller or Seller consents in writing at the time to such engagement. Any such representation of the Company or the Subsidiary by Jones Day after the Closing shall not affect the foregoing provisions hereof. 11.9 Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws. 11.10 Consent to Jurisdiction and Service of Process. The parties hereto submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in such court, then to the jurisdiction of any federal court located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and waive, and will not assert, any defense in any Action for the interpretation or enforcement of this Agreement, that they are not subject to the courts’ jurisdiction or that the Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their respective property is exempt or immune from execution, that the Action is brought in an inconvenient forum or that the venue of the Action is improper. Service of process with respect thereto may be made upon the parties hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to that party at the applicable address provided in Section 11.5. Notwithstanding the foregoing, each of the parties 69 hereto agrees that it will not bring or support any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on, or in connection with, this Agreement o r the subject matter hereof, including, without limitation any dispute arising out of or relating in any way to the Debt Financing, against any Debt Financing Source in any forum other any New York State or Federal court sitting in the Borough of Manhattan, New York, New York. 11.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF (INCLUDING THE DEBT FINANCING), WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. 11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible. 11.13 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder; (b) all references to the preamble, recitals, Sections, Articles, Exhibits or Schedules are to the preamble, recitals, Sections, Articles, Exhibits or Schedules of or to this Agreement; (c) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “including” and “or” shall mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; and (h) the word “will” shall be construed to have the same meaning and effect as the word “shall.” 70

11.14 Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement. 11.15 Complete Agreement. This Agreement and the Schedules and exhibits hereto and the other documents delivered by the parties hereto in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto. [Remainder of Page Intentionally Blank – Signature Page Follows] 71

IN WITNESS WHEREOF, Seller, Buyer and Seller Guarantor have executed this Agreement or caused this Agreement to be executed as of the day and year first above written. SELLER: NORSTAN COMMUNICATIONS, INC. By: /s/ David J. Russo Name: David J. Russo Title: President BUYER: NXOF INTERMEDIATE HOLDINGS, INC. By: /s/ Michael Lustbader Name: Michael Lustbader Title: President SELLER GUARANTOR (solely for purposes of Section 9.12 and Article XI): BLACK BOX CORPORATION By: /s/ David J. Russo Name: David J. Russo Title: Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT A Target Working Capital Calculation and Accounting Principles [See attached]

EXHIBIT B Form of Transition Services Agreement [See attached]

EXHIBIT C Form of Restrictive Covenants Agreement [See attached]

EXHIBIT D Form of Subcontracting Agreements [See attached]

EXHIBIT E Form of Agreement Regarding Guaranties [See attached]

EXHIBIT F Form of Escrow Agreement [See attached]